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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13D

                  UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            (AMENDMENT NO. 6)*


                                 ACCENTURE LTD
--------------------------------------------------------------------------------
                                (Name of Issuer)

             Class A common shares, par value $0.0000225 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  G1150G 11 1
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                              Douglas G. Scrivner
                              1661 Page Mill Road
                          Palo Alto, California 94304
                                 (650) 213-2000
--------------------------------------------------------------------------------
          (Name, Address and Telephone Number of Person Authorized to
                      Receive Notices and Communications)


                                 May 4, 2004
--------------------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. / /

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 240.13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1746 (11-03)

CUSIP No. G1150G 11 1
--------------------------------------------------------------------------------
1.  Names Of Reporting Persons.
    I.R.S. Identification Nos. of Above Persons (Entities Only).

    Each of the person identified on Appendix A.
--------------------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group (See Instructions)

    As to a group consisting solely of Voting Provision Persons (1)   (a)    [X]

    As to a group consisting of persons other than Voting Provision
    Persons                                                           (b)    [X]
--------------------------------------------------------------------------------
3.  SEC Use Only


--------------------------------------------------------------------------------
4.  Source of Funds (See Instructions)

    OO as to Voting Provision Shares (1), PF as to Non-Voting Provision
    Shares (2)

    (Applies to each person listed on Appendix A)
--------------------------------------------------------------------------------
5.  Check if Disclosure of Legal Proceedings Is Required Pursuant
    to Items 2(d) OR 2(e)                                                    [_]

    (Applies to each person listed on Appendix A)
--------------------------------------------------------------------------------
6.  Citizenship or Place of Organization


    As indicated on Appendix A
--------------------------------------------------------------------------------
                7.  Sole Voting Power (See Item 6)
  Number of
                    As to Voting Provision Shares:  0
   Shares           As to Non-Voting Provision Shares less than 0.01% of the
                    outstanding Common Shares (3)
Beneficially   -----------------------------------------------------------------
                8.  Shared Voting Power (See Item 6)
Owned by Each
                    As to Voting Provision Shares: 101,136,394
  Reporting         As to Non-Voting Provision Shares less than 0.01% of the
                    outstanding Common Shares (3)
   Person      -----------------------------------------------------------------
                9.  Sole Dispositive Power (See Item 6)
    With
                    As to Voting Provision Shares, less than 1% of outstanding
                    Common Shares
                    As to Non-Voting Provision Shares less than 0.01% of the
                    outstanding Common Shares (3)
               -----------------------------------------------------------------
               10.  Shared Dispositive Power (See Item 6)

                    As to Voting Provision Shares:  0
                    As to Non-Voting Provision Shares less than 0.01% of the outstanding Common Shares (3)
--------------------------------------------------------------------------------
11.  Aggregate Amount Beneficially Owned by Each Reporting Person

     106,292,458 (4) (5)
--------------------------------------------------------------------------------
12.  Check if the Aggregate Amount in Row (11) Excludes
     Certain Shares (See Instructions)                                       [X]

--------------------------------------------------------------------------------
13.  Percent of Class Represented by Amount in Row (11)

     18.9% (5)
--------------------------------------------------------------------------------
14.  Type of Reporting Person (See Instructions)

     OO as to the persons listed on Appendix A under the caption "Stichtings"; IN as to all other persons listed on Appendix A

NOTES:

(1)     For a definition of this term, please see Item 2.

(2)     For a definition of this term, please see Item 3.

(3)     For a definition of this term, please see Item 1.

(4) Excludes Class A common shares of Accenture Ltd that Voting Provision Persons may acquire upon redemption or exchange of Class I common shares issued by Accenture SCA or exchangeable shares issued by Accenture Canada Holdings Inc. Each Voting Provision Person that holds Class I common shares issued by Accenture SCA or exchangeable shares held by Accenture Canada Holdings Inc. generally also holds an equal number of Class X Common Shares, par value $0.0000225 per share, of Accenture Ltd that are subject to the voting provision of the Voting Agreement described herein and are reported in the statement of Schedule 13D filed by the Voting Provision Persons relating to the Class X common shares. Accenture Ltd has disclosed that it will redeem Class X common shares upon redemption or exchange of exchangeable shares issued by Accenture Canada Holdings Inc.

(5)     Includes 5,156,063 Non-Voting Provision Shares held by Voting
        Provision Persons which each Voting Provision Person may be deemed to beneficially own by application of Rule 13d-5(b)(1). Of that number, 4,497,224 Non-Voting Provision Shares are represented by the beneficial ownership through equity awards (options and restricted share units) that are exercisable, or the underlying shares in respect thereof are deliverable, currently or within 60 days and, upon any such exercise, or upon delivery of such underlying shares, it is expected that up to 3,728,240 of such shares will constitute Voting Provision Shares. Each Voting Provision Person disclaims beneficial ownership of common shares held by each other Voting Provision Person.

CUSIP NO.  G1150G 11 1
-------------------------------------------------------------------------------
                                                                     Appendix A

               Item 1                                      Item 6
     Names of Reporting Persons                         Citizenship
      Aalbregtse, R John                         United States
      Abberton, David A                          Australia
      Abbosh, Omar                               United Kingdom
      Abbosh, Oday                               United Kingdom
      Abigail, George                            United States
      Abiuso, Carmela A                          United States
      Abood, David J                             United States
      Acevedo Frias, Fernando                    Spain
      Adams, Alton L                             United States
      Adelman, Michelle R                        United States
      Adkins, Kedrick D                          United States
      Adler, Greg S                              United States
  *   Adler, Paul J                              United Kingdom
      Adriao, Paula                              Portugal
      Aerts, Kees C                              The Netherlands
      Agnew, Thomas J                            United States
      Ahlstrom, Scott K                          United States
      Ahrens, Darrin E                           United States
      Aizawa, Toshihiko                          Japan
      Ake, Kennet W                              United States
      Alairys, Tamara D                          United States
      Al-Ani, Ayad                               Germany
      Albuquerque, Sebastiao C                   Portugal
      Alcobia, Jose J                            Portugal
      Alcoverro, Alejandro C                     Argentina
      Alessi, Stephen M                          United States
      Alfieri, Michael A                         United States
      Alger, W Christopher                       United States
      Aliquo, Angelo                             Italy
      Allaby, Mark J                             Australia, United Kingdom
      Allatt, Brian                              United Kingdom
      Allen, Christopher J                       United States
      Allen, Claire L                            Australia
      Altiero, Samuel F                          United States
      Altmann, Alexandra                         Germany
      Alvarado, Raul E                           United States
      Alvarez, Roberto                           Argentina
      Anderson, Brett B                          United States
      Anderson, Eric A                           United States
      Andes, Grant                               United States
      Andre, Arnaud                              France
      Andre, Steve W                             United States
      Andrews, Greg                              United States
  *   Andrews, David M                           United States
      Andrews, Jonathan S                        United Kingdom
      Angelastro, Mario A                        Argentina




-------------------------------------------------------------------------------
                                                                     Appendix A

      Anma, Yutaka                               Japan
      Anslinger, Patricia                        United States
      Ansusinha, Theodore                        United States
  *   Apregan, G Craig                           United States
      Arcudi, Claudio                            Italy
      Arenberg, Thomas E                         United States
      Arjmand, Masud M                           United States
      Arkeri, Sheela P                           Australia
      Arky, Margaret E                           United States
  *   Armstrong, William J                       Canada
      Arnott, James H                            South Africa
      Arora, Sandeep K                           India
      Arrighini, Luigi                           Italy
      Arthur, Ian G                              United Kingdom
  *   Astall, Elisabeth A                        United Kingdom
      Astorian, James A                          United States
  *   Atihe, Eduardo                             Brazil
      Atkins, Christopher G                      Australia
      Atkinson, John D                           United States
      Aubert, Olivier                            France
      Auchere, Herve                             France
      Audia, John                                Canada
      Auman, Kenneth                             United States
      Awad, Samuel A                             United States
      Azagury, Jack E                            United States
      Baba, Akifumi                              Japan
      Baccelli junior, Ansano                    Brazil
      Bacic, Chris J                             United States
      Bacon, Sylvain                             Canada
      Badaloni, Luigi                            Italy
      Badower, Myron R                           United States
      Bae, Jae-Bong                              South Korea
      Baecker, Thomas P                          Germany
      Baier, Andreas                             Germany
      Bailey, Marylou Y                          United States
      Bailey, James E                            United States
      Baker, George C                            United States
      Baker, Christopher M                       United States
      Baker, Ann F                               United Kingdom
      Balaguer, Ellen M                          United States
      Baldwin, Kenneth W                         United States
      Ball, Charles                              France, Peru
      Ballesteros, Jordi                         Spain
      Ballow, John J                             United States
      Ban, Muneatsu                              Japan
      Banerjee, Pradip K                         United States
      Barancourt, Jerome                         France
      Baranda, Ana                               Spain
      Barbour, Christopher E                     Australia
      Barboza, Silvio L                          Brazil
      Bardaji Pascual, Alberto                   Spain
      Barden, Thomas D                           United States




-------------------------------------------------------------------------------
                                                                     Appendix A


      Barlock, Stephen A                         United States
      Barnard, Roderick E                        Australia
      Barnes, Nigel                              United Kingdom
      Barnes, Alan H                             United States
      Barringer, C Keith                         United States
      Barry, Thomas B                            United Kingdom
      Barsanti Vigo, Pedro                       Spain
      Bartels, Rachael M                         United Kingdom
      Barton, Troy B                             United States
      Barton, Michael P                          United States
      Baruch, David B                            United States
      Barzaghi, Giuseppe                         Italy
      Bas Monerris, Joaquin F                    Spain
      Bass, Christy G                            United States
      Batista, Martha J                          United States
      Battistoni, Kathy L                        United States
      Bauer, Alex                                France
  *   Baughn, John B                             United States
      Baumgartner, Christian                     Switzerland
      Beadle, Nathan E                           United States
      Beaton, Mark                               United Kingdom
      Bedi, Arjun                                United States
      Beg, Jeffrey I                             United States
      Bell, Phillip J                            United States
      Bell, Royce M                              United Kingdom
      Bell, Thomas R                             United States
      Bell, John T                               South Africa, United Kingdom
      Bellamit, Philippe                         France
      Bellas, Peter C                            United States
      Benadiba Wahnich, Jacob                    Spain
      Benitez, Jorge L                           United States
      Benore, Michael J                          United States
      Benrais, Karim A                           France
      Benson, La Cinda S                         United States
      Benton, Daniel M                           United Kingdom
      Benzecry, Oliver J                         United Kingdom
      Berens, Michael M                          United States
      Bergman, Ernst-Jan                         The Netherlands
      Bergmueller, Franz                         Germany
      Berry, Giancarlo N                         Brazil
      Berry, Randall E                           United States
      Berthon, Bruno                             France
      Berton, Robert M                           United States
      Bertschinger, Adrian M                     South Africa
      Bervoets, Marc F                           Belgium
      Besse, Jonathan F                          United States
      Bhanap, Richard G                          United Kingdom
      Bhansali, Uday                             India
      Bichet, Stephanie B                        United States
      Bieber, David L                            United States
      Bienert, Andreas L                         Germany
      Bienz, Pius                                Switzerland



-------------------------------------------------------------------------------
                                                                     Appendix A


      Bill, Holger                               Germany
      Billington, Nicholas                       United Kingdom
      Birchenough, Donald A                      Canada
      Biscay, Gilles                             France
      Blackadder, Peter N                        United Kingdom
      Blair, Alastair M                          Ireland
      Blakey, Robert V                           United States
      Blanchard, Andrew J                        United States
      Blanco Barrios, Manuel A                   Spain
      Blennerhassett, Leo                        Ireland
      Bloch, Andrew D                            United States
      Bloem-Dunster, Lucy                        United Kingdom
      Blumberg, David L                          United States
      Boath, David D                             United Kingdom
      Boelens, Pieter W                          The Netherlands
      Bohm, Lars A                               Sweden
      Boitel, Christophe                         France
      Bokobza, Jean P                            France
  *   Boldrini, Fernando J                       Brazil
      Bolstad, Martin F                          Norway
      Bolton, Jamie M                            Australia
      Bolton, James R                            United States
      Bonger, Valentijn                          The Netherlands
      Bonizzato, Saulo L                         Brazil
      Boone, H Keith                             United States
      Boren, Cody                                United States
      Boretto, Danilo                            Italy
      Bosche, Pierre                             France
      Boubon, Franck                             France
      Boudreau, Mark                             Canada
      Boueilh, Philippe                          France
      Boulanger, Paul A                          United States
  *   Boushka, Michael E                         United States
      Bova, Michael A                            United States
      Bowler, James T                            United States
      Bowman, Michael L                          United States
      Boyle, Mark A                              Australia
      Bozarth, Michael D                         United States
      Bozzella, Kim L                            United States
      Bradley, Cathy L                           United States
      Bradley, Brendan W                         United States
      Brady, Nigel P                             United Kingdom
      Braeckmans, Karen M                        Belgium
  *   Brakeley, Harry H                          United States
      Brash, Catriona M                          Australia
      Bray, Donald M                             United States
      Bray, Simon P                              Australia
      Breen, W Terence                           United States
      Breen, Nina L                              United States
  *   Breene, Richard T                          United Kingdom
  *   Bremhorst, James C                         United States



-------------------------------------------------------------------------------
                                                                     Appendix A


      Brennan, Scott R                           United States
      Bresnahan, Susann F                        United States
      Brieger, Debora A                          United States
      Brienzi, Frank D                           United States
      Briggs, Jerry H                            United States
      Brio Gonzalez, Santiago J                  Spain
      Brocken, Marco P                           The Netherlands
      Brocklesby, Chris                          United Kingdom
      Broda, Randy A                             Canada
      Brody, Rachel R                            United States
      Broms, James B                             United States
      Brosnan, Maureen L                         United States
      Brouwer, Ad-Jan                            The Netherlands
      Brower, Richard L                          United States
      Brown, Stephen T                           United States
      Brown, Thomas C                            United States
      Brown, Charles P                           United States
      Brown, Fred W                              United States
      Brown, Dave                                United Kingdom
      Browne, Edward L                           United Kingdom
      Broyden, Chris                             United Kingdom
      Brugidou, Antoine                          France
      Bruni, Mark J                              United States
      Bruno, Giovanni P                          Italy
      Bryant, Mark G                             United Kingdom
      Brydon, Thomas E                           United States
      Buening, Norbert                           Germany
      Bugge, Vincent E                           United States
      Bulletti, Christian                        Italy
      Bumstead, Jon C                            United Kingdom
      Burgess, Paul A                            United Kingdom
      Burgos Gonzalez, Raul                      Spain
      Burke, Thomas M                            United States
  *   Burns, Steven R                            United States
      Burns, Brian S                             United States
      Burns, Ann V                               United Kingdom
      Busby, Khan                                United Kingdom
      Butcher, Thomas L                          United States
      Butkow, Clive J                            South Africa
      Byanna, Vidya S                            United States
      Byrne, Patrick M                           United States
      Cabanes, Jean                              France
      Cable, Brad P                              Australia
      Cadarso Marques, Carlos                    Spain
      Calby, Douglas H                           United States
      Calcutt, Philip M                          United States
      Callaway, Peter C                          Australia
      Callet, Serge E                            France
      Calloway, Robert M                         United States
      Calvert, Robert C                          United States
      Calvin, Paul D                             United States
      Cameron, Todd S                            United States



-------------------------------------------------------------------------------
                                                                     Appendix A


      Campbell, Nicholas Y                       United States
      Campbell, Lisa L                           United States
      Canning, James E                           Canada
      Canter, Neil                               United States
      Cantwell, Paul L                           Ireland, United Kingdom
      Caplan, Lisa L                             United States
      Cappelli, Alessandro                       Italy
      Caramonta, Darrin J                        United States
      Carminati-Rabasse, Armelle                 France
      Carnahan, Kevin                            United States
      Caroselli, Filippo                         Italy
      Carrigan, Chris                            United Kingdom
      Carrizo, Eduardo                           Argentina
      Carroll, Greg J                            Australia
      Carson, Visda M                            United States
      Cartwright, David                          United Kingdom
      Cartwright, Paul                           United Kingdom
      Casado Gonzalez, Jose M                    Spain
      Cassinadri, Marco                          Italy
      Castilla Ortuno, Jorge C                   Mexico
      Castle, Robert J                           United States
      Catlett, John M                            United States
      Cavaliero, Johnny J                        United States
      Cavenaugh, Daniel L                        United States
      Celi, John                                 United States
      Celsi, Stefania                            Italy
      Cerdan, Ricardo M                          Argentina
      Cerny, Keith J                             United States
      Chalaby, Cherine M                         United Kingdom
      Chalifoux, Martin                          Canada
      Chan, Daniel H                             Malaysia
      Chan, Foo Tuck                             Malaysia
      Chang, Min X                               United States
      Chang, Richard A                           United States
      Chaniot, Philippe                          France
      Chanmugam, Ravi                            United States
      Chapin, Lloyd W                            United States
      Chapman, Eric                              United States
      Chauffard, Philippe C                      France, Switzerland
      Chaure Bueno, Manuel                       Spain
  *   Chaves, Jose M                             Brazil
      Chee, Lai Y                                Singapore
      Cheese, Peter A                            United Kingdom
      Chen, David M                              United States
      Chenelle, Joseph D                         United States
      Chestnut, Gregory P                        United States
      Chew, Robert                               Singapore
      Chi, Youngcho                              South Korea
      Chikayasu, Yoshio                          Japan
      Childs, Richard A                          United Kingdom
      Ching, Yew C                               Malaysia



-------------------------------------------------------------------------------
                                                                     Appendix A


      Chisman, Ricardo                           Brazil
      Chiu, Paul C                               United States
      Cho, Bum-Coo                               South Korea
      Chong, Chuan N                             Malaysia
      Choong, Tuck O                             Malaysia
      Chow, Tong F                               Malaysia
      Chowla, Manoj                              United States
      Christin, Serge E                          France
      Christou, Alex                             United Kingdom
      Chung, Michael H                           United States
      Clamp, Adrian P                            United Kingdom
      Clancy, J Anthony                          United States
      Clark, Brian A                             United States
      Clark, Gregg A                             United States
      Clark, Scot W                              United Kingdom
      Clark, Richard P                           United States
      Clarke, Andrew                             Australia
      Clauser, Robert C                          United States
      Clements, Stewart R                        United Kingdom
      Cleminson, Andrew                          United Kingdom
      Climie, Ken G                              United Kingdom
      Cline, Mitchell R                          United States
      Cline, William F                           United States
      Clinton, David R                           United Kingdom
      Coates, Larry L                            United States
      Coffey, John L                             United States
      Cole, Martin I                             United States
      Colella, Sergio                            France
      Coleman, James B                           United States
      Colle, Serge                               Belgium
      Collins, Michael J                         United States
      Collins, Michael F                         United States
      Collinson, Shawn                           United Kingdom
      Colmena, Antonio                           Spain
      Colome, Jordi                              Spain
      Colomina, Ramon                            United States
      Coltsmann, John F                          United Kingdom
      Comerford, Joellin                         United States
      Condit, Brian J                            United States
      Condon, Michael G                          United States
      Conforti, Daniel F                         Argentina
      Convey, Steven G                           Canada
      Copacino, William C                        United States
      Coppe, Grieg W                             United States
      Cora, Marcelo G                            Argentina
      Corcoran, Marian                           Ireland
      Corless, Kenneth                           United States
      Cornelius, Richard D                       United States
      Cornelius, Craig B                         United States
      Correia, Teutly                            Brazil
      Costello, Michael J                        United States
      Costonis, Michael A                        United States



-------------------------------------------------------------------------------
                                                                     Appendix A


      Cottey, Paul T                             United States
  *   Coughlan, Anthony G                        United States
      Coughlin, Richard J                        United States
      Cougoul, Jean L                            France
      Courtney, Peter R                          United Kingdom
      Cowan, Christopher M                       United Kingdom
  *   Craig, Pamela J                            United States
      Cranley, Thomas A                          United States
      Craver, Jon D                              United States
      Crennan, Karen                             United States
      Cretot, Pascal                             France
      Crook, Paul                                United Kingdom
      Crosby, Phil J                             United States
      Crothers, William                          United Kingdom
  *   Crow, David A                              United States
      Crowley, James D                           Ireland
      Crump, Christopher L                       United States
      Cruz, Rita F                               Philippines
      Cuddihey, Alden                            Canada
      Culp, Steven R                             United States
      Cunningham, John E                         United States
      Curtis, Andrew R                           United Kingdom
      Curtis, Gary A                             United States
      Cusano, John M                             United States
      Cyrenne, France L                          Canada
      Dahle, David R                             United States
      Dalton, Pierre L                           South Africa
      Daly, Ger M                                Ireland
      Dandridge, William W                       United States
      Darby, Margaret H                          United States
      Darland, Daniel W                          United States
      Darman, Ghazali                            Malaysia
  *   Darneau, Philippe H                        France
      Daugherty, Paul R                          United States
      D'Avanzo, Robert L                         United States
      David, Michael R                           United States
      David, Libor                               Czech Republic
      Davidson, David A                          United States
      Davidson, Fritha A                         South Africa
      Davies, Owen B                             United States
      Davies, Colin K                            Canada
      Davin, Christopher P                       United States
      Davis, Jon P                               United Kingdom
      Davis, Joseph E                            United States
      Davis, Bradley W                           United States
      Davis, John E                              United States
      Davis, Mary C                              United Kingdom
      Day, David W                               United States
      De Blauwe, Eric                            France
      de Boer, Hans                              The Netherlands
      De Jong, Antony                            Australia
      De Kegel, Marc O                           Belgium



-------------------------------------------------------------------------------
                                                                     Appendix A


      de Lavenne, Eric                           France
      de Ridder, Yvonne B                        The Netherlands
      de Villiers, Frikkie                       South Africa
      De Winter, Gert M                          Belgium
      Dean, Paul J                               Australia
      Deblaere, Johan G                          Belgium
      Decatur, Irving C                          United States
      Decottignies, Eloi                         France
      Degener, Heinrich                          Germany
      Deitcher, Cheryl L                         United States
      deJongh, LaMae A                           United States
      Del Santo, John L                          United States
      Delaide, Philippe                          France
      Delaporte, Vincent                         France
      Delattre, Allen J                          United States
      Delesalle, Marc P                          United States
      Delhaye, Catherine                         France
      Delicati, Patrizio                         Italy
      Delorme, Pascal A                          France
      Demarest, Stephen M                        United States
      Demaria, Regis                             France
      DeMay, Brian C                             United States
      Dempsey, Stephen J                         United Kingdom
      Deniau, Jean-Marc                          France
      Dennis, Gregory C                          United States
      Dennis, Michael A                          United States
      Denton, Kris P                             United States
      Derrick, R Douglas                         United States
      Dersy, Fabrice                             France
      Deryckere, Koen D                          Belgium
      Deschamps, David                           France
      Desco Agullo, Jose Manuel                  Spain
      Desmond, Andrew J                          Ireland
      Dettling, Drew S                           United States
      Deutsch, Harald                            Germany
      Deutsch Menache, Mauricio                  Mexico
      Deville, Neil                              United Kingdom
      Dewitte, Jan L                             Belgium
      Dewor, Eva                                 Germany
      D'Giacomo, Giovina S                       Venezuela
      Dicaprio, James R                          United States
      Dickey, Alexander P                        United States
      Dickey, James M                            United States
      Diemer, Otto                               Germany
      Dieperink, Guido H                         The Netherlands
      Dietrich, David R                          United States
      Diez, Francisco J                          Spain
      Diez Ballesteros, Jose Luis                Spain
      DiGiorgio, Christopher S                   United States
      DiGregorio, Gino B                         United States
      Dik, Roger W                               United States



-------------------------------------------------------------------------------
                                                                     Appendix A


      Dillingham, Fraser M                       United Kingdom
      Dimidschstein, Fernand                     Belgium
      Dineen, Kenneth S                          United States
      Dinsmore, Earle R                          United States
      Dixon, Kevin J                             Australia
      Dobsa, Marek                               Czech Republic
  *   Dodge, Warren J                            United States
      Doerr, Douglas R                           United States
      Dohnalik, David J                          United States
      Donald, Alistair A                         United Kingdom
      Donnellan, Michael A                       United Kingdom
      Donnelly, Christopher P                    United States
      Donohue, James C                           United States
      Donohue, Michael T                         United States
      Doocey, Tony                               United Kingdom
      Dooley, Kevin J                            United States
      Dooley, Roger M                            United States
  *   Downie, John M                             Australia, United Kingdom
      Doyle, Michael B                           United States
      Doyle, Jonathan                            Ireland
      Drake, John F                              United States
      Draper, William C                          United States
  *   Driggs, Woodruff W                         United States
      Drucker, Reid S                            United States
      Druzgala, Timothy D                        United States
      Duelks, Robert N                           United States
      Duff, Paul M                               Ireland
      Duffy, Michael G                           Ireland
      Duffy, Stephen A                           United Kingdom
      Dugan, John D                              United States
      Dull, Stephen F                            United States
      Dunaway, Mark W                            United States
      Dunbar, Todd A                             United States
      Duncan, Gary A                             United States
      Durocher, John F                           United States
      Dvorocsik, Andrew J                        United States
      Easton, Robert J                           Australia
      Easton, Richard C                          United States
      Eaton, Philip A                            United Kingdom
      Ebbinghaus, Oskar                          Sweden
      Edelblut, John G                           United States
      Edwards, W Mark                            United Kingdom
      Edwards, Matthew J                         United Kingdom
      Edwards, Nicholas H                        United Kingdom
      Edwards, Steven G                          United States
      Effler, Peter J                            United States
      Egan, Michael E                            United States
      Egawa, Atsushi                             Japan
      Egerland, Jens C                           Germany
      Egly, Traci D                              United States
      Egunjobi, Segun O                          Nigeria
      Ehrhart, James M                           United States



-------------------------------------------------------------------------------
                                                                     Appendix A


      Eichmann, Don A                            United States
      El Saadani, Amr                            Germany
      Eleoff, Mark N                             Canada
      Ellingsen, John Erik                       Norway, United Kingdom
      Elliott, J Dean                            United States
      Ellis, James M                             United States
      Elron, Dan H                               United States
      Embree, Harvey R                           United States
      Emerson, Richard J                         Australia
      Endres, Patricia A                         United States
      Engel, John F                              United States
      Engels, Christian                          Germany
      Enggist, Markus                            Switzerland
      England, Simon J                           United Kingdom
      Englert, Bradley G                         United States
      Engoian, Michael H                         United States
  *   Enjolras, Marc                             France
      Equale, Paul J                             United States
      Ernst, Mark D                              United States
      Ethelston, Mike                            United Kingdom
      Etheredge, James O                         United States
      Ettel, Wolf H                              Germany
      Euwe, Mark J                               The Netherlands
      Evans, Nick P                              United Kingdom
      Everson, Phillip G                         United Kingdom
      Eymery, Pascal                             France
      Fabre, Gilles                              France
      Fagalde, Louis                             France
      Falcao, Jaime                              Portugal
      Faltz, Jean                                Luxembourg
      Farley, Catherine S                        United States
      Farrell, Michael                           United Kingdom
      Farrington, George L                       United States
      Favre, Donavon J                           United States
      Fekrat, Norman D                           United States
  *   Ferezin, Luiz C                            Brazil
      Ferguson, Martin                           United States
      Ferguson, Glover T                         United States
      Fernandes, Jose M                          Portugal
      Ferneyhough, Stephen D                     United Kingdom
      Ferrari, Daniele                           Italy
      Ferriani, Guido                            Italy
      Figueirido, Daniel V                       Argentina
  *   Fikse, Eddy J                              United States
      Filby, Clare                               United Kingdom
      Filewych, Charles L                        Canada
      Findlay, Charles B                         United Kingdom
      Fink, Gary S                               United States
  *   Fiorenza, Alan M                           United States
      Fischer, Reiner                            Germany
      Fischer, Thomas M                          United States
      Fishman, Kenneth A                         United States



-------------------------------------------------------------------------------
                                                                     Appendix A


      Fitzgerald, Gary J                         Australia
      Fjornes, Erik                              Norway
      Flack, Simon                               Australia
      Flake, Jennifer V                          United States
  *   Fleck, Mario                               Brazil
      Fledel, Eberhard M                         Germany
      Fleming, Mark D                            United States
      Fleming, Henry C                           United States
      Floether, Karl-Heinz                       Germany
      Flowers, James E                           United States
      Foong, Michael S                           Malaysia
      Forbes, Charles S                          United States
      Ford, Gill                                 United Kingdom
  *   Forehand, Joe W                            United States
      Formanek, Kay N                            The Netherlands
  *   Fortes, Marcelo C                          Brazil
      Fosnacht, Fred M                           United States
      Foster, Mark                               United Kingdom
      Foster, Drew W                             United States
      Fowler, Stephen R                          United Kingdom
      Fox, Thomas K                              United States
      Fox, Michael C                             United States
      Framil, Leonardo J                         Brazil
      Franz, Peter H                             South Africa
      Fraser, Stephen M                          United Kingdom
      Frazier, Albert H                          United States
      Frech, Todd N                              United States
      Fredriksen, Per I                          Norway
      Freedman, Jason C                          United States
      Freeland, John G                           United States
  *   Frerichs, Robert N                         United States
      Friars, Andrew D                           Australia
      Friedman, Michele K                        United States
      Friedman, Joel P                           United States
      Froehlich, Bruce P                         United States
      Fukuzawa, Ko                               Japan
      Fullone, Maria                             Italy
      Fulton, W Colin                            United States
      Furphy, D Wayne                            Zimbabwe
      Furusawa, Hironobu                         Japan
      Gach, Robert P                             United States
      Gadol, Elena                               France
      Gailey, Michael L                          United States
      Gajree, Punita                             United Kingdom
      Galamba de Oliveira, Jose                  Portugal
      Galbraith, Jeffery A                       United States
      Galbraith, Archie                          United Kingdom
      Gallagher, Michael J                       United States
      Gallant, Kelly P                           Canada
      Galley, Jean-Yves                          France
      Galue Amblar, Adolfo J                     Spain
      Gan Nyap Liou, Larry                       Malaysia



-------------------------------------------------------------------------------
                                                                     Appendix A


      Gannon, Thomas M                           United States
      Garcia, Jerry M                            Canada
      Gargas, Randall E                          United States
      Gargiulo, Mark                             United States
      Garrick, Andrew T                          United Kingdom
      Gartside, David                            United Kingdom
      Gasc, Jean-Francois E                      France
      Gatewood, Jennifer A                       United States
      Gatignol, Laurent                          France
      Gattermeyer, Wolfgang                      Austria
      Gaudet, Allen J                            United States
      Gay, Jean-Michel                           France
      Gazanego, Mario                            Brazil
      Gazay, Xavier A                            France
      Gear, Susie                                United Kingdom
      Gearhart, James W                          United States
      Geddes, Ian D                              United Kingdom
      Gee, Terrence M                            United States
      Geise, August W                            United States
      Gelle, Marc                                France
      Gemin, Louanne                             Canada
  *   Genesini, Silvio J                         Brazil
      Genuini, Benoit                            France
      George, Philip A                           United Kingdom
      Gerlach, Juergen                           Germany
      Gershman, Anatole V                        United States
      Gibbs, Robert C                            United Kingdom
      Gibert Arce, Jordi                         Spain
      Gibson, Fiona E                            United Kingdom
      Gidron, Gil                                Israel
      Gielen, Roeland                            Belgium
      Gierlach, Dirk                             Germany
      Gilchrist, Stuart K                        United States
      Gilchrist, Tim                             United Kingdom
  *   Gill, Gustavo                              Brazil
      Gillerot, Olivier J                        Belgium
      Gillespie, John H                          United Kingdom
      Gillet, Daniel G                           Belgium
      Gillett, Andrew L                          United Kingdom
      Gillette, Ronald D                         United States
      Gilrain, Mark J                            United States
      Gingrich, John C                           United States
      Ginsburg, Lyle D                           United States
      Ginter, Brett A                            United States
      Giometti, Mark C                           United States
      Giovannitti, Vincenzo                      Italy
      Girard, Olivier                            France
      Gissler, D Neil                            United States
      Gist, Eric P                               United States
      Gith, Thomas                               Germany
      Glasmacher, Irmgard                        Germany
      Glass, Bart H                              United States



-------------------------------------------------------------------------------
                                                                     Appendix A


  *   Glassberg, Andrew M                        United States
      Gleichenhaus, Barry A                      United States
      Godinho, Manuel M                          Portugal
      Goebel, Mark C                             United States
      Goerner, Michael                           Germany
      Goh, Lin P                                 Malaysia
      Goh, Aik M                                 Malaysia
      Goh, Lawrence C                            Singapore
  *   Golden, Richard J                          United States
      Golding, David                             United Kingdom
      Goldman, Max S                             United States
      Goldson, David S                           United States
      Gomes, Jose                                Portugal
      Goncalves, Roger                           France
      Goodman, John B                            United States
      Goodson, Michael D                         United States
      Goodwin, C Erickson                        United States
      Gopal, Sanjay                              India
      Gordon, Graeme D                           Canada
      Gordon, Noel A                             United Kingdom
      Gorine, Alexandre                          Russia
      Gosling, Paul                              United Kingdom
      Gosnell, Thomas K                          United States
      Gossage, Walter G                          United States
      Gossage, James F                           France
      Goto, Hiroshi                              Japan
      Gourbat, Hugues U                          France
  *   Gourgey, William E                         United States
      Goutallier, Vincent                        France
      Govender, Vasathaven                       South Africa
      Gracy, Mary B                              United States
      Graf, Rolf                                 Switzerland
      Graham, Geoffrey S                         United States
      Grainger, Raymond E                        United States
      Granger, Jorman D                          United States
      Grant, Colin D                             United Kingdom
      Grassel, Richard E                         United States
      Gratto, Steven E                           United States
      Green, William D                           United States
      Greer, Christopher M                       United States
      Greiner, Thomas R                          United States
      Grimsley, James C                          United States
      Grison, Eric                               France
      Groenewoud, Anja H                         The Netherlands
      Grohs, Siegfried                           Germany
      Gronli, Roy                                Norway
      Grossi, Bruno                              France
      Grubb, David M                             United States
      Gruby, Bradford S                          United States
      Gruzin, Trevor J                           South Africa
      Guillemyn, Frank R                         Belgium
      Guittat, Philippe                          France



-------------------------------------------------------------------------------
                                                                     Appendix A


       Gupta, A J                                 United States
      Guthridge, Gregory S                       United States
      Gutkowski, Stanley J                       United States
      Gutman, Gene A                             United States
      Guzman Arrue, Ines R                       Spain
      Gylden, Jamie J                            United States
      Haarmann, Guido                            Germany
      Haberman, Jack B                           United States
      Hagstrom, Jon E                            United States
      Hahn, Scott M                              United States
      Hajjar, Fred G                             United States
      Hakanen, Jouni                             Finland
      Hale, Timothy A                            United States
      Hall, James D                              United Kingdom
      Halverson, Mark A                          United States
      Hamilton, Donald G                         United Kingdom
      Hamilton, Scott W                          United Kingdom
      Hamm, Ritchie A                            United States
      Han, Bong-Hoon                             South Korea
      Hanker, Jens                               Germany
      Hanley, Kevin M                            United Kingdom
      Hanley, Thomas A                           United States
      Hanna, Arthur                              United Kingdom
      Hanna, Blake                               Canada
      Hannover, Per                              Denmark
      Hansen, Jesper H                           Denmark
      Hansen, Henrik E                           Norway
      Hansen, Nathan T                           United States
      Hanson, Dana                               United States
      Hansson, Mikael                            Sweden
  *   Harbach, F Edwin                           United States
      Harford, Dean F                            Australia
      Hargreaves, Simon J                        United Kingdom
      Haridy, Gasser                             Greece
      Harper, Christina M                        United States
      Harrell, Audrey R                          United States
      Harrington, Jon                            United States
      Harris, James G                            United States
      Harris, Charles L                          United States
      Harrison, Rhonda F                         United States
      Harrison, Scott F                          United States
      Harrison, Michael J                        United States
      Hartigan, Jeffrey S                        United States
      Hartley, Catherine A                       United States
      Hartley, M S                               United States
      Hartman, Thomas J                          United States
      Haswell, John                              United States
      Hatano, Toru                               Japan
      Hathorne, Scott A                          United States
      Hatton, Trevor M                           United Kingdom
      Hauser, Marc                               France



-------------------------------------------------------------------------------
                                                                     Appendix A


      Haviland, Keith F                          United Kingdom
      Hawkins, John S                            United Kingdom
      Hawn, Mark K                               United States
      Hay, John A                                Australia
      Hay, Andrew M                              United Kingdom
      Hayes, James G                             United States
      Hayes, James E                             United States
      Haywood, Gary J                            United Kingdom
      Hazen, Phillip E                           United States
      Healey, Alan J                             United Kingdom
      Healy, Michael A                           United States
      Healy, Donagh                              Ireland
  *   Heath, H Darryl                            United States
      Heck, Bernhard A                           Germany
      Heckenberger, Ulrich                       Germany
  *   Heddens, James F                           United States
      Heemskerk, Peter O                         The Netherlands
      Heffernan, Gary                            United Kingdom
      Hegner, Norbert                            Germany
      Heideman, Michael G                        United States
      Heinemann, Jorg G                          United States
      Heiser, David T                            United States
      Hemstritch, Jane S                         Australia
      Henderson, Iain                            United Kingdom
      Hendrickson, James C                       United States
      Hennemann, Walter                          Austria
      Hennessy, Mark R                           United States
      Henry, Michael                             United States
      Hermann, Steven W                          United States
      Hernandez, James O                         United States
      Hernandez, Julio J                         United States
      Hersch, Dale R                             United States
      Hertz, Ellen J                             United States
      Hess, Thomas H                             United States
      Hessler, Michael T                         United States
      Hetherington, Robert W                     United Kingdom
  *   Heyns, Herman R                            South Africa
      Hickling, Harry C                          Australia
      Hielscher, Cindy L                         United States
      Higbie, Bill                               United States
      Higgins, Michael K                         United States
      Hildebrandt, Thomas A                      United States
      Hill, David L                              United States
      Hill, Rodger                               United Kingdom
      Hill, Richard W                            United States
      Hillen, Marc J                             The Netherlands
  *   Hintlian, James T                          United States
      Hioki, Katsushi                            Japan
      Hitt, Bradley J                            United States
      Hodgett, Martin H                          United States
      Hodgson, David M                           United Kingdom



-------------------------------------------------------------------------------
                                                                     Appendix A


      Hodo, Chikatomo                            Japan
      Hoe, Kah Soon                              Malaysia
      Hoerrmann, Gerold                          Germany
      Hofbauer, Thomas H                         Germany
      Hoffman, Janet L                           United States
      Hofmeister, Douglas F                      United States
      Hogan, John G                              Ireland
      Hogan, Kevin P                             United States
      Hohnen, Robert A                           Australia
      Hollaender, Jochen                         Germany
      Hollander, David P                         United States
      Holmes, Peter                              United Kingdom
      Holmes-Woodhead, Sara                      United Kingdom
      Holsman, Richard H                         United States
      Holt, Edwin D                              United States
      Holtmann, Thomas                           Germany
      Holtschke, Bernhard                        Germany
      Hong, Montgomery A                         United States
      Honohan, James P                           United States
      Honts, Rob W                               United States
      Hopkins, Ray                               Peru
      Horgan, Maureen S                          United States
      Horiguchi, Nobuhisa                        Japan
      Horton, Bruce J                            United Kingdom
      Hosking, David J                           New Zealand
      Hoss, Hans                                 Germany
      Hotta, Tetsuya                             Japan
      Houck, Jill R                              United States
      Hourigan, Timothy J                        United States
      Housen, Patrick R                          United States
      Howard, Malcolm                            United Kingdom
      Howell, Nicholas F                         United States
      Hoyndorf, Karen                            Germany
      Hrusovsky II, John J                       United States
      Huber, Friedrich                           Austria
      Huffman, Lon J                             United States
      Hughes, Andre P                            United States
      Hughes, Michael E                          United States
      Hughes, Barton L                           United States
      Hughes, Mark A                             United Kingdom
      Hughes, John B                             United States
      Humbert, Yves V                            France
      Hundley, Stephen T                         United States
      Hunter, David R                            Australia
      Hurley, Shelley L                          United States
      Hurst, Steven                              United Kingdom
      Husseini, Khalid                           Czech Republic
      Hutcheson, Jeffrey D                       United States
      Hutchins, Dwight N                         United States
      Hwang, Hans                                United States
  *   Ide, Gary S                                United States
      Igarashi, Shinji                           Japan



-------------------------------------------------------------------------------
                                                                     Appendix A


      Iidoi, Motoki                              Japan
      Inagaki, Masahisa                          Japan
  *   Ingold, Roger                              Brazil
      Ingram, Wayne T                            Canada
      Isaji, Mitsuo                              Japan
      Iso, Yutaka                                Japan
      Ito, Hiroshi                               Japan
      Iyer, Kumar K                              India
      Jackowski, Michael A                       United States
      Jackson, Bridget H                         United Kingdom
      Jackson, Jaime                             Mexico
      Jackson, Mark D                            United States
      Jackson, Andrew                            United States
      Jacob, Erik                                France
      Jacobsen, Hakon                            Norway
      Jaeck, Bernard                             France
      Jahn, Hendrik C                            Germany
      Jain, Sanjay                               India
  *   James, Stephan A                           United States
      Janmohamed, Saleem                         Canada
      Javens, Glenn M                            United States
      Jecmen, Scott J                            United States
      Jelf, Owen                                 United Kingdom
      Jeltsch, Michael                           Germany
      Jenk, Justin                               Denmark
      Jenkins, Simon C                           United Kingdom
      Jenko, Gregory J                           United States
  *   Jennings, Barry D                          United States
      Jensen, Edward W                           United States
      Jestin, Catherine                          France
      Jewitt, Raymond H                          United Kingdom
      Johnson, Adam                              United Kingdom
      Johnson, James C                           United States
      Johnson, Lisa M                            United States
      Johnson, Robert J                          United Kingdom
      Johnson, Sue C                             United States
      Johnson, Robert S                          United States
      Johnson, Omobola O                         Nigeria
      Johnson, Robert L                          United States
      Johnson, Shayne                            United States
      Johnson, Gregory                           United Kingdom
      Johnston, Valerie L                        United States
      Jokinen, Jorma H                           Finland
      Jones, Kenneth A                           United States
      Jones, Tim J                               United Kingdom
      Jones, Sandra A                            United States
      Jones, Kevin R                             United States
      Jordan, Kyle K                             United States
      Joshi, Dhananjay M                         United States
      Jue, Darryl W                              United States
      Julian, Kevin K                            United States
      Jung, Robert                               Germany



-------------------------------------------------------------------------------
                                                                     Appendix A


      Junker, Michael                            Germany
      Junkermann, Jens B                         Germany
  *   Jupp, Vivienne                             Ireland
  *   Jury, Timothy G                            United States
      Jusserand, Emmanuel                        France
      Juul, Sam                                  Germany
      Kaehne, Jonathan D                         Australia
      Kaerner, Henning                           Germany
      Kalms, Brian G                             United Kingdom
      Kaltenmark, John K                         United States
      Kamat, Chaitanya M                         India
  *   Kampe, Stefan A                            United States
      Kane, Tom C                                United States
      Kaplan, Jonathan H                         United States
      Kapur, Sharad K                            India
      Kapur, Atul K                              India
      Karamooz, Saied R                          United States
      Karasawa, Ikuo                             Japan
      Karremans, Peter C                         The Netherlands
      Karren, John D                             Australia
      Kasamis, Douglas L                         United States
      Kasper, Martin                             Germany
      Katf, Ramez J                              Australia
      Kauderer, Steven I                         United States
      Kaufman, Sergio G                          Argentina
      Kavals, Victor P                           Australia
      Kazaoka, Masahito                          Japan
      Keane, Paul L                              United States
      Keller, Kenton C                           United States
      Kelly, Stephen P                           Australia
      Kelly, William F                           United States
      Kelly, Catharine J                         United States
      Kerger, Rodney J                           Australia
      Kerr, Sean M                               United States
      Kersch, Apolonia                           Australia
      Ketelaar, Rolf                             The Netherlands
      Kett, Ingo                                 Germany
      Kettner, Norbert                           Germany
      Keyes, J Patrick                           United States
      Khanna, Sudhindar K                        India
      Kim, Hee J                                 South Korea
      Kinder, Christopher W                      United Kingdom
      Kindleman, Craig R                         Canada
      Kinley, Guy H                              United States
      Kinney, John P                             Ireland
      Kirby, Hugh                                United Kingdom
      Kirchhof, Ina                              Germany
      Kirk, Peter                                United Kingdom
      Kirn, Peter F                              United States
      Kissels, Peter-Paul M                      The Netherlands



-------------------------------------------------------------------------------
                                                                     Appendix A


      Kiyohara, Koichi                           United States
      Kjellevold, Geir T                         Norway
      Klee, Elizabeth C                          United States
      Klein, Michael                             Germany
      Klein Wassink, Bernhard J                  The Netherlands
      Kloess, Susanne                            Germany
      Knipp, Stefan                              Germany
      Knott, Michael                             Canada
      Kobayashi, Michael K                       United States
      Kobayashi, Yuhei                           Japan
      Koch, Benedikt J                           Germany
      Kochman, Martin                            United Kingdom
      Koehl, David J                             United States
      Koeller, Kim M                             United States
      Koivunen, Pasi                             Finland
      Kokado, Eiichi                             Japan
      Komuro, Shigeharu                          Japan
      Korry, John D                              United States
      Korsstrom, Frank E                         Finland
      Kostial, Margaret A                        United States
      Kozina, Christopher J                      United States
      Kraack, Thomas A                           United States
      Kracht, Carsten                            Germany
      Kraft, Bernhard F                          Germany
      Kraglund, Jakob H                          Denmark
      Krall, Albert M                            United States
      Krause, Michelle L                         United States
      Krause, Jeffrey A                          United States
      Kreuzer, Robert                            Germany
      Kroc, Jaroslaw                             Poland
      Krueger, Daniel P                          United States
      Ku, Xian H                                 Malaysia
      Kubokawa, Kazushi                          Japan
      Kuhn, Ralf                                 Germany
      Kult, Gabriele                             Germany
      Kumar, Ajit                                India
      Kumra, Nalin                               United Kingdom
      Kunzweiler, John T                         United States
  *   Kupres, Steven M                           United States
      Kuri, Eugenio                              Mexico
      Kurian, Ittoop J                           Germany
      Kurvinen, Matti                            Finland
      Kvam, Kristian                             Norway
      Laackman, Donald J                         United States
      Laben, Nancy J                             United States
      Lacey, Kenneth L                           United States
      LaChapelle, Dana E                         United States
      Laffargue, Eric                            France
      Lahyani, Michel                            Algeria
      Laity, Robert K                            United States
      Lajtha, Adrian J                           United Kingdom
      LaLeike, Mark P                            United States



-------------------------------------------------------------------------------
                                                                     Appendix A


      Lamont, Steven M                           United States
      Lamont, Julie E                            United Kingdom
      Landia, Alexander                          Germany
      Landis, Ted C                              United States
      Lange, Jonathan L                          United States
      Lange, Christopher F                       United States
      Langlinais, Toni C                         United States
      Langst, Gerhard                            Germany
      Lapisse, Jean-Michel                       France
      Larez, Tomas                               Venezuela
      Larsen, Kristian                           Norway
      Larson, Paul M                             United States
      Lath, Russell K                            Australia
      Lathrope, Stephen M M                      United Kingdom
      Lau, Alex W                                Hong Kong
      Laub, Richard                              France
      Laudano, Kevin M                           United States
      Lauderback, Daniel D                       United States
      Laughner, J Scott                          United States
      Laurens, Robert L                          United States
      Laurie, William J                          Australia
      Lauwerens, Ed                              The Netherlands
      LaVelle, Katherine D                       United States
      Lavelle, Michael T                         United States
  *   Lax, Robert T                              United States
      Lazzari, Roberto                           Italy
      Le, Minh N                                 United States
      Le Masson, Bernard                         France
      Le Moal, Bruno                             France
      Le Saux, Nicolas                           France
      Lebeault, Vincent                          France
      Lee, Jae-Han                               South Korea
      Lee, Steven B                              Australia
      Lee, Jin K                                 United States
      Lee, John A                                United States
      Lee, Sze-wing                              United States
      Lee, Won-Joon                              South Korea
      Lee, Suk-Geun                              South Korea
      Leger, Timothy                             United Kingdom
      Lehane, Dymphna                            Ireland
      Leitch, Sandra L                           Canada
      Lejeune, Xavier                            France
      Lemke, Stefan P                            Germany
      Lenihan, William F                         United States
      Leocadio, Antonio C                        Portugal
      Leoni, Pino                                Italy
      Leroux, Joel                               France
      Lesher, Richard E                          United States
      Leung, Patrick W                           China
      Levine, Seth M                             United States
      Levy, Jack R                               United States



-------------------------------------------------------------------------------
                                                                     Appendix A


      Levy, Lance H                              South Africa
      Li, Angel                                  Taiwan
      Li, Gong                                   United States
      Libonati, Roberto                          Italy
      Lichtenstein, John E                       United States
      Liebhart, James R                          United States
      Lieder, Harald                             Germany
      Lieftinck, Adriaan H                       The Netherlands
      Lillie, Mark T                             United Kingdom
      Lim, Angelica                              Malaysia
      Lim, Beng Choon                            Malaysia
      Lin, Alex                                  China, Taiwan, United States
      Link, David C                              France
      Linn, Norbert                              Germany
      Lipasti, Ilkka                             Finland
      Lipchin, Leonid                            United States
      Little, Ben T                              United Kingdom
      Livingston, Eric A                         United States
      Loane, Richard K                           Australia
      Loftus, Amy T                              United States
      Loftus, Paul D                             United States
      Lomas, Ian                                 United Kingdom
      Lonbois, Eric F                            Belgium
      London, Daniel T                           United States
      Long, John B                               United States
      Loomis, Roy S                              United States
      Looser, Ulrich J                           Switzerland
      Lopata, Iain D                             United Kingdom
      Lopes da Costa, Manuel                     Portugal
      Lopez, Philip A                            United States
      Lopez Espejo, Francisco J                  Spain
      Lorack, Stephen M                          United States
  *   Lovelace, Lori L                           United States
      Lucarini, Michael A                        United States
      Lucy, Christopher V                        United States
      Lui, Betty G                               Philippines
      Luker, Jeffrey P                           United States
      Luks, Howard C                             United States
      Lumb, Richard A                            United Kingdom
      Lundell Berg, Charlotta E                  Sweden
      Luther, Lance A                            United States
      Luukkonen, Sami J                          Finland
      Lyon, Nicholas B                           United States
      Lyons, Mark J                              United Kingdom
      Ma, Jian                                   China
      MacArthur, Deborah                         United States
      MacDonald, Douglas L                       United States
      Macedo, Bernardo C                         Portugal
      Macpherson, Andrew J                       Australia
      MacWillson, Alastair C                     United Kingdom
      Maeda, Kenzo                               Japan



-------------------------------------------------------------------------------
                                                                     Appendix A


      Maes, Luc P                                Belgium
      Magimay, Alwin K                           Malaysia
      Magnussen, Tore                            Norway
      Mago, Josef                                Germany
      Mah, Yong Sun                              Malaysia
      Maher, Kevin L                             United States
      Makanjee, Raju                             South Africa
      Makela, Jukka                              Finland
      Malecki, Denise D                          United States
      Malik, Asif F                              United States
      Malle, Klaus                               Austria
      Mallet, Philippe                           France
      Malm, Carl C                               Norway
      Malmberg, Juho E                           Finland
      Mang, Frank T                              Germany
  *   Manhes, Pascal                             France
      Mann, David                                Australia
      Mann, Thomas O                             United States
      Mantas, Carlos                             Portugal
      Mantoan, Joseph A                          United States
      Marcellus, Adrian                          Malaysia
      Marchetti, Christian                       France
      Marcopoli, Gianluca A                      Italy
      Mardjan, Nitti L                           The Netherlands
      Mariani, Giovanni                          Italy
      Mariaud, Fabrice                           France
      Marie, Olivier J                           United States
      Marques, Vitor                             Portugal
      Marrone, Michele                           Italy
  *   Martin, Robert T                           United States
      Maruyama, Makoto                           Japan
      Mascarenhas, Raul J                        Portugal
      Mascolo, Lisa M                            United States
      Masella, Tony                              Canada
  *   Massat, Patrice                            France
      Massie, Suzette L                          United States
      Mataconis, Thomas R                        United States
      Matchette, John B                          United States
      Mather, Guy                                United Kingdom
      Matsuzaki, Maki                            Japan
      Matte, Francois                            France
      May, Brian R                               United States
      Mayberry, Trent A                          United States
      Mayne, Jon                                 United Kingdom
      Mayteedol, Leena                           Thailand
      Mazzatta, Mark                             United States
      Mc Mahon, Lynn H                           United States
      McCreadie, Stephen J                       United States
      McCulloch, Robert J                        United States
      McCurley, David M                          United States



-------------------------------------------------------------------------------
                                                                     Appendix A


      McDade, Jim                                Canada
      Mcdivitt, Kathleen M                       United States
      McErlane, William A                        Ireland
      McFarland, David G                         United Kingdom
      McGill, Don                                United Kingdom
      McGinn, Michael A                          United Kingdom
      McGowan, Jeff R                            United States
      McGowan, Paul E                            Ireland
      McGrath, Michael G                         United States
      McGrath, Christopher J                     United States
      McGrath, Charles A                         United States
      McGregor, Neil M                           Australia
      McHugh, John T                             United States
      McKay, Scott R                             United States
      McLaughlin, Meg T                          United States
      McNamara, Malcolm A                        United States
      McNeill, Lachlan P                         Australia
      McPherson, Robert B                        United States
      Meadows, Kevin R                           United States
      Mearse, William E                          United States
      Medforth, Timothy                          United Kingdom
      Mehta, Manish J                            United States
      Melnbardis, Dennis I                       Canada
  *   Melnicoff, Richard M                       United States
      Mendonca, Lourenco                         Brazil
      Mendoza, Andrew                            United Kingdom
      Menner, S Kurt                             United States
      Mennesson, Thierry                         France
      Mercier-James, Laurent                     France
      Merlo, Jair F                              Brazil
      Merrihue, Jeffrey                          United States
      Merrill, Allen                             United States
      Merrill, Chris M                           United States
      Mesoy, Tor                                 Norway
      Meyer, Thomas D                            Switzerland
      Meyer, Carol E                             United States
      Meyercord, Ross A                          United States
      Miguel Luno, Valentin Andres d             Spain
      Miller, Neil                               United Kingdom
      Miller, Myke L                             United States
      Miller, Natasha E                          United Kingdom
      Miller, Julie E                            United States
      Miller, James N                            United States
  *   Miller, Kurt H                             United States
  *   Miller, Jeffrey                            United States
      Miller, William J                          United States
      Mills, Stephen A                           United Kingdom
      Milner-Brown, Ian D                        United Kingdom
      Milward, Alexander W                       United Kingdom
      Miner, Kelly B                             United States
      Miret, Raimon                              Spain
      Misawa, Kazufumi                           Japan



-------------------------------------------------------------------------------
                                                                     Appendix A


      Miskuf, Lubos                              Czech Republic
      Mitani, Koji                               Japan
  *   Mitchell, James E                          United States
      Mitchell, Kenneth                          United States
      Mitchell, James D                          United States
      Mitchell, Clarence                         United States
      Miyashita, Kuniyuki                        Japan
      Modruson, Frank B                          United States
      Moe, Stein E                               Norway
      Mogensen, Peter S                          Denmark
      Moldauer, Thomas W                         United States
      Molineux, Frederick                        United States
      Mollenkamp, Steve                          United States
      Molnar, Paul E                             United States
      Monnerat, Beat R                           Switzerland
      Moody, Perry S                             United States
      Moomau, Steven K                           United States
      Mooney, Noel C                             Ireland
      Moore, Lee T                               United Kingdom
      Moore, Terry L                             United States
      Moore, Peter J                             United Kingdom
      Moore, R Alan                              United States
      Moors, Jamie R                             Australia
      Morales, Jose                              United States
      Morales Sanchez, Carlos                    Spain
      Moran, Brian J                             United States
      Morandi, Roberta                           Italy
      Morchio, Marco                             Italy
      Morelle, Quentin                           Belgium
      Morelli, Michele                           Italy
      Morgan, Guy V                              United Kingdom
      Mori, Masakatsu                            Japan
      Morison, Michael M                         United States
      Morris, William F                          Canada
      Moskovitz, David I                         United States
      Motoi, Chie                                Japan
      Mottershead, Karyn J                       Australia
      Mouchous, Eric R                           France
      Moufle, Jean-Francois F                    France
      Mouille, Christophe                        France
  *   Mowat, David J                             United Kingdom
  *   Muck, Randall F                            United States
      Mueller, Josef C                           United States
      Mueller, Keith H                           United States
      Muir, David G                              United States
      Mulani, Narendra P                         United States
      Mullahy, Dennis A                          United States
      Muller, Laura D                            United States
      Muller, Donovan H                          South Africa
      Mullin, Daniel S                           United States
      Mulvad, Henrik R                           Denmark



-------------------------------------------------------------------------------
                                                                     Appendix A


      Muncheberg, Hans-Joachim                   Germany
      Muniz, Cesar                               Mexico
  *   Munk, Ronald                               Brazil
      Muraoka, Nobuhiko                          Japan
      Murashima, Katsuya                         Japan
      Murayama, Tohru                            Japan
      Murfet, Tim                                United Kingdom
      Murray, Alistair                           United Kingdom
      Muskat, David S                            United States
  *   Myers, Scott D                             United States
      Nadjar, Joel                               France
      Naef, Ralf                                 Switzerland
      Nagayama, Tatsuya                          Japan
      Nair, Ramesh B                             Malaysia
      Nair, Remash K                             Singapore
      Naish, Andy                                United Kingdom
      Nakamura, Yuji                             Japan
      Nakashima, Yasuo                           Japan
      Nanterme, Pierre                           France
      Naouri, Gerard                             France
      Narcomey, Kevin O                          United States
      Nargolwalla, Tanya                         Canada
      Naset, Michael R                           United States
      Nash, Russ                                 United States
      Nashawaty, Keith C                         United States
      Naugle, Christina L                        United States
      Naylor, Sergio A                           Brazil
      Needleman, Michael P                       United Kingdom
      Neidlein, Axel                             Germany
      Neiger, Thomas H                           United States
      Newall, Mark R                             United Kingdom
      Newman, Robert K                           United States
      Newton, Keith G                            Australia
      Nguyen, Linh C                             Uruguay
      Nhlapo, Mandla B                           South Africa
      Nibourel, Christian                        France
      Nichols, W Anthony                         United States
      Nichols, David L                           United States
      Nichols, John K                            United States
      Nikolic, Drazen                            Germany
      Nippard, Darren                            Canada
      Nishimura, Yuji                            Japan
      Nishimura, Hiroyuki                        Japan
      Niven, Richard R                           Zimbabwe
  *   Nogueira, Petronio G                       Brazil
      Nolan, Thomas F                            United States
      Nollmann, Walter G                         United States
      Nolte, Michael                             Germany
      Nomoto, Yoshihiro                          Japan
      Norris, A Joe                              United States
      Northcutt, Robert L                        United States



-------------------------------------------------------------------------------
                                                                     Appendix A


      Notley, Ian M                              United Kingdom
      Nuez Campos, Francisco J                   Spain
      Nukui, Seiichiro                           Japan
      Nunes, Luis R                              Portugal
      Oakes, Mark                                United Kingdom
      Oakley, Matt                               United Kingdom
      Oates, Jeremy                              United Kingdom
      Oblak, Thomas O                            United States
      O'Brien, Calvin A                          Australia, United Kingdom
      O'Brien, John M                            United Kingdom
      O'Brien, Patricia B                        United States
      O'Brien, David                             United Kingdom
      O'Byrne, James F                           Ireland
      O'Connell, Geoffrey                        United States
      O'Connell, Brian A                         United States
      O'Connor, John L                           United States
      O'Connor, Bruce L                          United States
      O'Dea, Frank J                             Ireland
      Oesterman, Per U                           Sweden
      O'Halloran, John P                         United States
      Ohzono, Hiroaki                            Japan
      O'Keefe, Robert F                          United States
      Oliveira, Alexandre M                      United States
      Ollagnier, Jean-Marc E                     France
      Olmos Lopez, Pedro                         Spain
      O'Mahony, Rosemary M                       Ireland
      Ootam, Azad                                United Kingdom
      O'Reilly, Kathleen T                       United States
      O'Riordan, Anne                            Ireland
      Orlowicz, Michael L                        United States
      Orr, Stuart A                              United Kingdom
      Oshima, Cary S                             United States
      Ososami, Bode A                            Nigeria
      O'Sullivan, Oonagh                         Ireland
      Otley, Philip                              Australia
      Ouellette, Robert                          Canada
      Ouziel, Sylvie                             France
      Overaas, Nils                              Norway
      Oyama, Stanley M                           United States
      Ozdemir, Cenk O                            Turkey
      Padmore, Elizabeth J                       United Kingdom
      Page, Stephen D                            Australia, United Kingdom
      Pain, Michael G                            Australia
      Pallasaho, Jarkko                          Finland
      Palmela, Jorge                             Portugal
      Palmer, Dawn E                             United States
      Palmer, Michael E                          United States
      Palmer, Jerry L                            United States
      Palmer, Robert O                           United States
      Paniagua, Purificacion                     Spain
      Parbhoo, Harshad P                         South Africa



-------------------------------------------------------------------------------
                                                                     Appendix A


      Parke, Shep                                United States
      Parks, Jess I                              United States
      Parsell, Craig W                           Australia
      Patel, Piyush M                            United Kingdom
      Patel, Aseet A                             Australia, United Kingdom
      Pato Rodriguez, Abelardo                   Spain
      Patrick, Rich                              United States
      Patton, Eric W                             United States
      Paul, Sam A                                United States
      Pearson, Mark H                            United Kingdom
      Pearson, Susan R                           United States
      Peden, Alison                              United Kingdom
  *   Pedranzini, Carlos                         Brazil
      Pennifer, Peter K                          United Kingdom
      Pennington, Howard                         United States
      Pepping, David W                           United States
      Percy, John E                              United Kingdom
      Pereira, Luis S                            Portugal
      Perez Gasca, Gonzalo                       Spain
      Perry, William D                           United States
      Petchon, Steven B                          United States
      Petersen, David T                          United States
      Peterson, Annette N                        United States
      Petropulos, Anastasia                      United States
      Petty, Darrell L                           United States
      Pfaffhausen, Henning                       Germany
      Pfeifer, Michelle B                        United States
      Pfeifer, Andreas M                         Germany
      Pfeiffer, Walter                           Germany
      Phalin, Gregory T                          United States
      Phanord, Edwin M                           Haiti
      Phelps, William A                          United States
      Phillips, Judith A                         United States
      Phillips, Mark D                           United Kingdom
      Phillips, Richard E                        United States
      Pian, Massimiliano                         Italy
      Pierron, Jean-Marie                        France
      Piispanen, Elina I                         Finland
      Pike, Thomas H                             United States
      Pili, Audie T                              Philippines
      Pillinger, Willy                           Switzerland
      Pineau, Thierry                            France
      Pinheiro, Guilherme J                      Brazil
      Pinkl, Juergen                             Germany
      Pint, Kevin J                              United States
      Pisanu, Giovanni M                         Italy
      Pisciotta, V Charles                       United States
      Pitt, Robert C                             United Kingdom
      Piyarali, Ali                              United States
      Plaza, Adan                                Spain
      Plesko, David E                            United States
      Podrebarac, Matthew J                      United States



-------------------------------------------------------------------------------
                                                                     Appendix A


       Poggenpohl, Teresa L                       United States
      Poindexter, John W                         United States
      Poisson, John P                            United States
      Poitou, Jean-Laurent                       France
      Polishook, Debra A                         United States
      Politoski, James                           United States
      Politte, Chris E                           United States
      Pollan, Thomas D                           United States
      Pollari, Kevin A                           United States
      Polson, Verdele C                          Canada
      Pool, Edward F                             United States
      Pope, Michael G                            United States
      Poppleton, Andrew D                        United Kingdom
      Pordelanne, Santiago R                     Argentina
      Porges, Michael A                          United States
      Porter, Simon R                            Australia
      Porter, Charles H                          United States
      Porter, James                              Ireland
      Portman, Eric A                            United States
      Potts, Parrish K                           United States
      Pounds, Blake A                            United States
      Pouyfaucon, Pierre                         France
      Powell, Grant D                            Australia
      Pramer, David M                            United States
      Preiss, Friedrich J                        Germany
      Prett, Penelope G                          United States
  *   Price, Roderick C                          United States
      Primavera, Paul E                          United States
      Prince, Barry                              United Kingdom
      Pritchard, Sarah G                         United Kingdom
      Pryor, Gregory                             United States
      Przewloka, Andreas                         Germany
      Puechbroussou, Patrick                     France
      Puopolo, Scott A                           United States
      Purks, Robert                              United States
      Pusey, Gary S                              United Kingdom
      Pylkko, Juha J                             Finland
      Quilligan, Aidan                           Ireland
      Quinones, David B                          United States
      Quiring, Kevin N                           United States
      Racioppo, Stephen G                        United States
      Radvany, David E                           United States
      Raghavan, Sadeesh                          Malaysia
      Railey, Cheryl C                           United States
      Raimondo, Paolo                            Italy
  *   Rainey, Michael A                          United States
      Raj, Soneel                                United States
      Rajput, Rajiv                              Canada
      Rambicur, Jean-Francois                    France
      Ramirez Fuentes, Maria A                   Spain
      Ramos, Antonio C                           Brazil
      Ramsay, Jack                               United Kingdom


-------------------------------------------------------------------------------
                                                                     Appendix A


      Ramsey, L Craig                            United States
      Ramsey, Steven S                           United States
      Ramstad, Arne H                            Norway
      Rao, Prakash A                             India
      Rataj, Tobias                              Czech Republic
      Rauen, Philip J                            United States
      Rautenberg, Justin                         Germany
      Rawal, Dhiren                              United Kingdom
      Ray, Matthew V                             United States
      Ray, John R                                United States
      Rayet, Jazz                                United Kingdom
      Raynes, Gregory S                          United States
      Rea, Craig                                 United Kingdom
      Recker, Bernd                              Germany
      Redding, Michael J                         United States
      Reedy, Kevin P                             United States
      Regan, David M                             Ireland
      Rehm, Michael                              Germany
  *   Reid, Philippa                             United Kingdom
      Reid, David                                United Kingdom
      Reil, Werner                               Germany
      Reimers, Holger                            Germany
      Relf, Jeffrey T                            United States
      Remark, Hans-Peter                         Germany
      Rempe, Denise A                            United States
      Rene, Rick H                               United States
      Rennekamp, Frank                           Germany
      Rennie, Gavin H                            United Kingdom
      Ressler, Daniel W                          United States
      Rettie, C Ann                              United States
      Rey, David A                               United States
      Reznik, Gene                               United States
      Rheinberger, Bernhard                      Germany
      Riaz, Umar                                 United States
      Ribeiro, Pedro M                           Portugal
  *   Ribeiro, Francisco J                       Brazil
      Rice, Daniel F                             United States
      Rich, David B                              United States
  *   Richards, Donald J                         United States
      Richards, David T                          United Kingdom
      Richardson, Paul                           United Kingdom
      Richman, Seth W                            United States
      Riden, Victor B                            United States
      Rider, Gill A                              United Kingdom
      Riedel, Jeffrey M                          United States
      Riemensperger, Frank                       Germany
      Riggert, Thomas                            Germany
      Ringo, Timothy A                           United States
      Rippert, Donald J                          United States
      Ritchie, Robert M                          Brazil, United Kingdom
      Rivas Perez, Antonio                       Spain
      Roald, Eivind                              Norway



-------------------------------------------------------------------------------
                                                                     Appendix A


      Roatch, Stephen S                          United States
      Robbe, Alain L                             France
      Robbins, James A                           United States
      Robbins, Rick                              United States
      Roberts, Gregory C                         United States
      Roberts, Beth K                            United States
      Roberts, David A                           United States
      Roberts, Neville                           United Kingdom
      Roberts, David T                           United States
      Robertson, Mark R                          United Kingdom
      Robinson, Dean C                           Australia
      Robinson, Timothy                          United Kingdom
      Robinson, Marcus D                         United Kingdom
      Roby, Anthony                              United Kingdom
      Roddy, John R                              United States
      Rode, Mark A                               United States
      Rodri, Buffie D                            United States
      Rogalski, Michael J                        United States
      Rohleder, Stephen J                        United States
      Rojas Seguido, Jesus                       Spain
      Rollins, John D                            United States
      Romanow, John M                            United States
      Ron, David Z                               United States
      Rose, Scott M                              United States
      Ross, David A                              United States
      Rossi, David A                             United States
      Rossi, Henry T                             United States
      Rossi, Alessandro                          Italy
      Rotondo, Marco                             Italy
      Rouls, David M                             United States
      Rovinski, Francis J                        United States
      Rovira Rius, Rafael                        Spain
      Rowland, David P                           United States
      Rowlands, Mark G                           United Kingdom
      Rowlands, David                            United Kingdom
      Rowley, Michael L                          United States
  *   Ruchon, Patrice                            France
      Rudin, Michael D                           United States
      Rundshagen, Michael                        Germany
      Runyon, C Holly                            United States
      Rusinko, Michael J                         United States
      Russell, Jeffrey S                         Australia, Canada
      Russell, Simon W                           United Kingdom
      Russell, Michael J                         United States
      Rust, Carlos E                             Brazil
      Ruth, Sverre                               Norway
      Rutherford, Kate                           United Kingdom
      Rutigliano, Elizabeth L                    United States
      Rutledge, Christopher R                    United States
  *   Ryan, Shane B                              Australia
      Ryan, Mark J                               Ireland



-------------------------------------------------------------------------------
                                                                     Appendix A


      Ryan, Richard A                            United States
      Sa Couto, Luis J                           Brazil, Portugal
      Saba, Bryan R                              United States
      Sabatakakis, Kyriacos                      Greece
      Sachmann, Carsten                          Denmark
      Sagoo, Anoop                               United Kingdom
      Saka, Yasushi                              Japan
      Salera, Marco                              Italy
      Salgado Sarria, Graciela                   Argentina
      Salouk, Marcus                             Australia
      Saluja, Sushil                             United Kingdom
      Samara, Heron A                            Brazil
      Sampathkumar, Sudarshan                    India
      Sample, Katherine J                        United Kingdom
      Samuelsson, Anneli                         Sweden
      Sanchez Hernandez, Maria A                 Spain
      Sandbaek, Liv G                            Norway
      Sandberg, Tonje                            Norway
      Sanders, Kathryn A                         United States
      Sanprasert, Arak                           Thailand
      Santos, Joao C                             Portugal
      Santos, Paulo                              Portugal
      Sanz Jimenez, Maria J                      Spain
      Sargent, Scott R                           United States
      Sato, Tsuyoshi                             Japan
      Saugen, Douglas W                          United States
      Sauter, Michael                            Austria
      Saydah, Paul F                             United States
      Scalet, Kenneth                            United States
      Schachtel, Wayne J                         Canada
      Schaeffer, Eric                            France
      Schaffner, William A                       United States
      Scheier, Robert H                          United States
      Schelzel, Dieter H                         Germany
      Scherer, Guido                             Switzerland
  *   Schettino Mattos, Jose R                   Brazil
      Scheuer, Ricardo                           Argentina
      Schlegel, Daniel A                         Switzerland
      Schleuter, Hubertus                        Germany
      Schmidt, Elisabeth S                       United States
      Schmidt, John H                            United States
      Schnabel, Stephanie K                      United States
      Schneider, Stefan                          Germany
      Schneider, Ingrid                          Germany
      Scholtissek, Stephan                       Germany
      Schotte, Jan L                             Belgium
      Schrimsher, Denise M                       United States
      Schroeder, Rikard                          Sweden
      Schroeder, Andreas                         Germany
      Schuerbuescher, Dirk                       Germany
      Schuler, Andreas H                         Germany
      Schuler, Mark A                            United States



-------------------------------------------------------------------------------
                                                                     Appendix A


      Schultz, Joseph M                          United States
      Schulz, Rolf                               Germany
      Schulz, Michael X                          Germany
      Schumacher, Torsten                        Germany
      Schuster, Pablo D                          Argentina
      Schuuring, Marc                            The Netherlands
  *   Schwarzbach, Stephen T                     United States
      Schwenger, Thomas D                        United States
      Schworer, Michael                          Germany
      Scimo, Michael D                           United States
      Scolini, Anthony J                         United States
      Scott, Charlene A                          South Africa
      Scott, Cheryl A                            Canada
      Scozzafava, Adriana                        Spain
      Scrivner, Douglas G                        United States
      Seah, Chin S                               Singapore
      Sedgass, Dana H                            United States
      Sedgwick, D Glenn                          Australia
      Seguin, Pierre-Louis                       France
      Seikel, M Andrew                           United States
      Sekido, Ryoji                              Japan
      Selden, Angela K                           United States
      Sell, Stephen M                            United States
      Sell, Robert E                             United States
      Sellers, Douglas W                         United States
      Selmer, Christian                          Norway
      Semmer, John F                             United States
      Senba, Takayasu                            Japan
      Seong, Nakyang                             South Korea
      Seppala, Ari T                             Finland
      Sepple, John S                             United States
      Seraphim, Ralph P                          Germany
      Servant, Jean-Michel M                     France
      Serve, Jean-Marc E                         France
      Shachoy, N James                           United States
      Shane, Steven R                            United States
      Shatto, David P                            United States
      Shaw, George P                             United States
      Sheibley, Philip B                         United States
      Sheldon, Grant S                           Australia
      Sherman, Leonard                           United States
      Shields, Francis X                         United States
      Shimodoi, Takashi                          Japan
      Shimota, Michael T                         United States
      Shinbo, Hiroshi                            Japan
      Shine, Sean                                Ireland
      Shook, Ellyn J                             United States
  *   Siber, Richard S                           United States
      Sickles, Todd A                            United States
      Sidarto, Julianto                          Indonesia
      Sieber, Glenn A                            United States
      Siegel, Gary L                             United States



-------------------------------------------------------------------------------
                                                                     Appendix A


      Sifaoui, Riadh                             Tunisia
      Sikora, James J                            United States
      Silbert, Kenneth S                         United States
      Silen, Markku T                            Finland
      Silva, Afonso                              Portugal
      Silverstone, Yaarit A                      South Africa
      Simmerman, Stephen S                       United States
      Simmonds, Andrew J                         United Kingdom
  *   Simoes, Vasco                              Brazil
      Simon, Richard E                           United States
      Simonitsch, Janet M                        United States
      Simons, Theo J                             The Netherlands
      Simons, Catherine M                        Canada
      Simons, Janet A                            United States
      Simpson, Peter                             United Kingdom
      Sinensky, Arthur                           United States
      Singleton, Todd W                          United States
      Sinner, Andrea P                           United States
      Sirianukul, Ravi                           Thailand
      Sivo, Michael J                            United States
      Skan, Julian                               United Kingdom
  *   Skelly, Thomas J                           United States
      Skiba, Thomas M                            United States
      Skinner, Steven G                          United States
      Skirrow, Fraser                            Canada, United Kingdom
      Skodny, Peter                              Slovak Republic
      Skov, Ole                                  Denmark
      Slattery, Ian D                            Ireland
      Smart, Jill B                              United States
      Smertnig, Roland                           Austria
      Smit, Jan-Coen                             The Netherlands
      Smith, Nigel                               United Kingdom
      Smith, David A                             United States
      Smith, Jeffrey R                           United States
      Smith, T Baker                             United States
      Smith, Iain S                              United Kingdom
      Smith, P Dean                              Australia
      Smith, Richard R                           United States
      Smyth, Russell R                           Australia
      Smyth-Osbourne, Robin D                    United Kingdom
      Snedden, Doug                              Australia
      Snopkowski, John J                         United States
      Snyder, Stephen C                          United States
      Sobon, Wayne P                             United States
      Socher, Larry M                            United States
      Sokol, Julie A                             United States
      Soles, John H                              Canada
      Solomon, Jon D                             United States
      Solomon, Stuart L                          United States
      Solomon, Lawrence F                        United States
      Sontheimer, Thomas                         Germany



-------------------------------------------------------------------------------
                                                                     Appendix A


      Soobiah, Sham                              South Africa
  *   Sousa, Claudio                             Brazil
      Sovereign, Christine T                     United States
      Spann, Thomas K                            United States
      Sparkes, Julian A                          United Kingdom
      Sparks, M Scott                            United States
      Spaziani Testa, Marco                      Italy
      Spelman, Mark G                            United Kingdom
      Sprows, David G                            United States
      Spurr, Thomas H                            United States
      Squire, David                              United Kingdom
      Squire, Paul M                             United Kingdom
      Staley, Timothy J                          Australia
      Stange, Eric S                             United States
      Stanley, Craig M                           United States
      Starr, Charles E                           United States
      Starrs, Andrew                             United Kingdom
      Staton, John T                             United States
      Stayin, Gregory S                          United States
      Steelberg, Derek A                         United States
      Stefanchik, John M                         United States
      Steiner, Morten B                          Denmark
      Steinman, Dan P                            United States
      Stengel, Andrew B                          United States
      Stephenson, Grant R                        Australia
      Stern, Joel A                              United States
      Sternberg, Marcelo D                       Argentina
      Stewart, Ronald E                          United States
      Stilerman, David E                         Argentina
      Stocker, Jeffrey A                         United States
      Stoke, Mark P                              New Zealand, United Kingdom
      Stolar, Glenn A                            United States
      Stolarski, James R                         United States
      Stoll, Manfred                             Germany
      Stoll, Ken B                               United States
      Stops, Wendy M                             Australia
      Storm, Gregory L                           United States
      Stout, Jeffrey H                           United States
      Strange, Brian G                           Australia
      Strauss, Willem                            South Africa
      Strauss, Terri E                           United States
      Stromso, Per E                             Norway
      Struntz, James P                           United States
      Styve, Michael B                           United States
      Sualdea Martin, Jesus M                    Spain
      Suh, Robert                                United States
      Sulaiman, Adedotun                         Nigeria
      Sullivan, Michael P                        United States
      Sullivan, Andrew J                         United States



-------------------------------------------------------------------------------
                                                                     Appendix A


      Sundean, John A                            United States
      Sunderman, Sheryl K                        United States
      Supron, Gregory J                          United States
      Surroca Martin, Alfredo P                  Spain
      Sutcliff, Michael R                        United States
      Svensson, Bente                            Norway
      Swallow, Philip W                          United Kingdom
      Swanback, Michelle R                       United States
      Sweeney, Michael S                         United States
      Sweeney, Gregg M                           United States
      Switek, Michael J                          United States
      Sylvester, Paul J                          United States
      Takeda, Tomokazu                           Japan
      Takeda, Yasumasa                           Japan
      Tamietti, Marcello                         Italy
      Tamminga, Philip J                         United States
      Tamura, Seiichi                            Japan
      Tapp, Robin                                United Kingdom
      Tarres, Esther                             Spain
      Tate, Kelly F                              United States
      Tatum, Gregory L                           United States
      Tavares, Joao A                            Portugal
      Tavares, Joao P                            Portugal
      Taveras, Luis E                            United States
      Tayloe, Keith E                            United States
      Taylor, Roxanne                            United States
      Taylor, Stanton J                          United States
      Taylor, Stuart W                           United Kingdom
      Taylor, Vincent                            United States
      Taylor, J Guy                              United Kingdom
      Taylor, Richard J                          United Kingdom
      Teglia, Dean J                             United States
      Teo, Lay L                                 Singapore
      Terada, Yoshimasa                          Japan
      Terol, Philippe                            France
      Terry, Thomas F                            United States
      Terzioglu, Atilla                          United States
      Tetley, Allan L                            Canada
      Thean, Nam Y                               Malaysia
      Thien-Ngern, Orapong                       Thailand
      Thiollier, Marc                            France
      Thomas, Steven                             United Kingdom
      Thomas, J Dil                              United Kingdom
      Thomas, Gerhard P                          Germany
      Thomas, Glenn J                            United States
      Thomlinson, David C                        United Kingdom
      Thompson, Bryce B                          Australia
      Thomson, Steve J                           United Kingdom
      Thomson, Andrea K                          United States
      Thon, Andreas                              Germany
      Thornton, Thomas H                         United States



-------------------------------------------------------------------------------
                                                                     Appendix A


      Thorson, Gregory A                         United States
      Thorwid, Carl-Peter                        Sweden
      Thuraisingham, Raja                        Malaysia
      Tideman, Douwe D                           The Netherlands
      Tielkes, Petra                             Germany
      Tillinger, Mark A                          United States
      Tillman, Matthew A                         United States
  *   Tilton, Michael S                          United States
  *   Tinkham, Elizabeth A                       United States
      Titens, Stacey                             United States
      Titus, Jerry R                             United States
      Titzrath, Barbara H                        Germany
      Todte, Henning                             Germany
      Tokmakian, Ross H                          United States
      Tominaga, Takashi                          Japan
      Toole, Sean D                              United States
      Toomey, Philip M                           Ireland
      Toyoda, Makoto                             Japan
      Trafas, Judy B                             United States
      Trafton, William L                         United States
      Tresarrieu, Hubert                         France
      Trout, Mark C                              United States
      Trowhill, James K                          United States
      Tsai, Jack                                 Taiwan
      Tsantes, George K                          United States
      Tsien, Patricia Y                          United States
      Tsuchida, Yasuhiko                         Japan
      Tucker, Donald E                           United States
      Turner, Brett A                            Australia
      Tuthill, Martha R                          United States
      Tynan, Thomas G                            United States
      Ukaji, Tomomi                              Japan
      Ullyatt, Martin D                          United Kingdom
      Urakami, Yujiro                            Japan
      Urson, Arnold R                            South Africa
      Usami, Ushio                               Japan
      Usman, Sajid                               United States
      Uzeel, Luc J                               France
      Vacirca, Fabio P                           Italy
      Valerian, Francois                         France
      Vallaster, Mark A                          United States
      Valtakari, Risto                           Finland
      van de Meent, Joost                        The Netherlands
      van den Goor, Geert                        The Netherlands
      van den Meiracker, Maud M                  The Netherlands
      Van der Biest, Luc                         Belgium
      Van der Ouderaa, Edwin                     Belgium
      van der Spek, Tom                          The Netherlands
      Van Der Ziel, Julienne                     United States
      Van Horn, Thomas F                         United States



-------------------------------------------------------------------------------
                                                                     Appendix A


      van Rosendaal, Michel A                    The Netherlands
      Vanderslice, Peter                         United States
      Vandevelde, Jean M                         France
      Van't Noordende, Alexander                 The Netherlands
      VanWie, Jeffrey G                          United States
      VanWingerden, Robert D                     United States
      Varley, Stephen A                          United Kingdom
      Varner, C Clark                            United States
      Vautier, Andrew J                          United Kingdom
      Velders, Hendrik J                         The Netherlands
      Venohr, Bernd                              Germany
      Vercaemer, Jerome                          France
      Verma, Pallavi                             United States
      Vernocchi, Marco                           Italy
      Veron, Eric R                              France
      Vervisch, Rik M                            Belgium
  *   Vestri, Gregory L                          United States
      Vicente, Paulo V                           Portugal
      Vickery, John                              United States
  *   Vidal, Olivier                             France
      Vidal, Philippe                            France
      Villaume, Philippe                         France
  *   Villela, Jose C                            Brazil
      Vinet, Patrice                             France
  *   Virani, Aziz                               United States
      Virnich, Georg H                           Germany
      Vlasimsky, Stan M                          United States
      Voelker, Bruce D                           United States
      Vogel, L Thomas                            United States
      Vogel, Gil J                               United States
      Volkmann, Curt                             United States
      von Bebenburg, Anton                       Germany
      Von Donop, Toennies-Hilmar                 Germany
      von Drehnen, Druvaan B                     Australia
      von Lewinski, Hans G                       Germany
      Vranken, Jos I                             Belgium
      Vrouenraets, Marc A                        Denmark
      Vulej, Sergio F                            Argentina
      Wachtel, Ouri                              France
      Wagner, Todd R                             United States
      Wahlstrom, Cathinka E                      United States
      Wakil, Salman                              Canada
      Walker, Jamie D                            United States
      Walker, Patricia H                         United States
      Walker, R Brian                            Canada
      Wallace, John A                            United Kingdom
      Walsh, John F                              United States
      Walters, Gordon                            United Kingdom
      Wang, Bo                                   United States
      Warasila, Peter D                          United States
      Ward, Carl                                 Australia
      Ward, Christopher L                        United States


-------------------------------------------------------------------------------
                                                                     Appendix A


      Ward, Nicholas J                           United States
      Warner, Richard A                          United Kingdom
  *   Washington, Henrique L                     Brazil
      Watanabe, Nobuhiko                         Japan
      Watine, Frederic                           France
      Watmore, Ian Charles                       United Kingdom
      Watson, Doug F                             United States
      Way, William G                             United States
      Wearing, Christopher A                     United Kingdom
      Webster, Barry J                           United States
      Weerasekera, Ruwan U                       United Kingdom
      Wehrkamp, Olaf                             Germany
      Weigert, Peter                             Germany
      Weingast, Joshua A                         United States
      Weir, Sean                                 United Kingdom
  *   Weisel, John T                             United States
      Wells, Marshall J                          United States
      Wenker, Shari K                            United States
      Were, Hugo G                               United Kingdom
      Werthschulte, Stephan                      Germany
      West, Andrew D                             United Kingdom
      Westcott, Kevin A                          United States
      Westlake, Adrian                           United Kingdom
      Wetzer, Michael                            United States
      Wheeler, Richard T                         United States
      Whelan, James F                            United States
      Whisler, Arnim E                           United States
      White, Duncan M                            United States
      White, Scott B                             United States
      Whitehouse, Clive H                        United Kingdom
      Whitehouse, Simon J                        United Kingdom
      Whiteing, David J                          Australia
      Wicha-Krause, Baerbel                      Germany
      Wick, Steve D                              United States
      Widmer, Adrian                             Switzerland
      Wiig, Phillip M                            Denmark
      Wilcox, Stephen A                          United States
      Wildblood, Angus G                         United Kingdom
      Wildeboer, Harry                           The Netherlands
      Wildman, Richard J                         United Kingdom
      Wilkins, David E                           United States
      Wilkinson, Greg                            United Kingdom
      Willford, Mark R                           United States
      Williams, Andy M                           United Kingdom
      Williams, Phil J                           United Kingdom
      Williams, Mark C                           United States
  *   Willis, Randall L                          United States
      Willis, Steve                              Australia
      Wilson, Todd S                             United States
      Wilson, David C                            United Kingdom
  *   Wilson, Jackson L                          United States


-------------------------------------------------------------------------------
                                                                     Appendix A


      Wilson, Paul R                             United Kingdom
      Wilson, David A                            United States
      Wilson, Jon H                              United States
      Wilson, Andrew                             Australia
      Winberg, Ole                               Denmark
      Winston, Richard B                         United States
      Winter, Larry A                            United States
      Wise, Theresa                              United Kingdom
      Wisser, Andreas                            Germany
      Wolak, James V                             United States
      Wolf, Rudiger H                            United States
      Wolf, C David                              United States
      Wollan, Robert E                           United States
      Wong, James P                              Hong Kong
      Wong, Vincent W                            Singapore
      Wootton, Gilbert D                         United States
      Worley, Andrew W                           United Kingdom
      Wright, Rodney N                           United States
      Wroblewski, Joseph P                       United States
      Wu, Garret R                               United States
      Wulf, C Cristian                           Argentina
  *   Wylie, Steve                               United Kingdom
      Yacobi, John A                             United States
      Yadgar, Michael J                          United States
      Yalcin, Ahmet                              Germany
      Yazawa, Naoyuki                            Japan
      Yeaman, Michael E                          United States
      Yen, Peter H                               Hong Kong
      Yonezawa, Soichi                           Japan
      Yoshida, Masahiro                          Japan
      Yoshimoto, Yasunori                        Japan
      You, Harry L                               United States
      Younger, Mark P                            United Kingdom
      Ytterdal, Idar                             Norway
      Zadeh, Arjang                              United Kingdom
      Zahm, Robert R                             United States
      Zainal Abidin, Noor A                      Malaysia
      Zamora Reinoso, Alberto                    Spain
      Zaniker, Jeffrey C                         United States
      Zaninetti, Luis F                          Brazil
      Zapater, Ignacio                           Spain
      Zatland, Stephen                           United Kingdom
      Zealley, John K                            United Kingdom
      Zerbe, John A                              United States
      Ziegler, Marco                             Germany
      Ziirsen, Allan                             Denmark
      Zimmerman, Andrew B                        United States
      Zingg, Jerome D                            United States
      Zunker, GL                                 United States
      Zutovsky, Stephen R                        United States
      Zwane, Debbie M                            South Africa
      Zweig, Miguel D                            Argentina




STICHTINGS
----------

Stichting Naritaweg I              The Netherlands (place of organization)
Naritaweg 155
1043 BW Amsterdam
The Netherlands


Stichting Naritaweg II             The Netherlands (place of organization)
Naritaweg 155
1043 BW Amsterdam
The Netherlands


----------

* This Voting Provision Person has transferred the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, all or a portion of his or her shares to a charity or an estate-planning vehicle.

(CLASS A COMMON SHARES)

        This Amendment No. 6 amends and supplements the Statement on Schedule 13D, filed on February 14, 2002, as amended and restated by Amendment No. 1 thereto, filed on May 22, 2002, as further amended and restated by Amendment No. 2 thereto, filed on March 5, 2003, as further amended and restated by Amendment No. 3 thereto, filed on July 15, 2003, as further amended and restated by Amendment No. 4 thereto, filed on November 26, 2003 and, as further amended by Amendment No. 5 thereto, filed on March 29, 2003 (as amended, the "Statement"), with respect to the Class A common shares, par value $0.0000225 per share, of Accenture Ltd. This Amendment No. 6 is being filed principally because certain Voting Provision Persons have disposed of Class A common shares in an underwritten public offering. In connection with the dispositions, Appendix A, Annex A, Annex B and Annex C to the Statement are being amended and restated to reflect such dispositions and any updates thereto. Unless otherwise defined herein, terms defined in the Statement and used herein shall have the meanings given to them in the Statement.

ITEM 1. SECURITY AND ISSUER

No Amendment.

ITEM 2. IDENTITY AND BACKGROUND

No Amendment.

ITEM 3. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

No Amendment.

ITEM 4. PURPOSE OF TRANSACTION

No Amendment.

ITEM 5. INTERESTS IN SECURITIES OF THE ISSUER

No Amendment.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

    Item 6 is amended, in pertinent part, to add the following statement:

    On April 28, 2004, Accenture Ltd and certain selling shareholders entered into an Underwriting Agreement (the "Underwriting Agreement") with certain underwriters, which is filed as an exhibit to this Schedule. Pursuant to the Underwriting Agreement, Accenture Ltd and such selling shareholders sold an aggregate of 57,500,000 Class A common shares to the underwriters on May 4, 2004. The underwriters purchased the Class A Common Shares from Accenture Ltd and the selling shareholders at $22.8420 per share and resold to the public at $23.50 per share. Certain Voting Provision Persons were selling shareholders.

ITEM 7. MATERIALS TO BE FILED AS EXHIBITS.

    Item 7 is amended, in pertinent part, to add the following Exhibit:

    J. Underwriting Agreement, dated as of April 28, 2004, among Accenture Ltd, Accenture SCA, the underwriters named in Schedule I thereto and the Selling Shareholders named in Schedule II thereto (incorporated by reference to Exhibit 1.2 to Post-Effective Amendment No. 1 to Registration Statement on Form S-3 filed on April 29, 2004).

                                    SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  May 18, 2004




                                              By: /s/ DOUGLAS G. SCRIVNER
                                                  ------------------------------
                                                  Name: Douglas G. Scrivner
                                                  Title: Attorney-in-Fact

                                                                         ANNEX A

INFORMATION REQUIRED AS TO PROCEEDINGS DESCRIBED IN ITEMS 2(D) AND 2(E)


None.

                                                                         ANNEX B


ITEM 5(a). DESCRIPTION OF SHARES AS TO WHICH THERE IS A RIGHT TO ACQUIRE WITHIN 60 DAYS

An aggregate of 4,457,224 Class A Common Shares are deliverable upon the exercise of share options that are currently exercisable. Within 60 days, share options covering an additional aggregate amount of 40,000 Class A Common Shares will become exercisable, with the underlying shares to be delivered upon the exercise of the relevant share options. Upon exercise or delivery, it is expected that up to 3,728,240 of such shares will be Voting Provision Shares.

                                                                         ANNEX C

ITEM 5(C). DESCRIPTION OF ALL TRANSACTIONS IN THE CLASS A COMMON SHARES EFFECTED DURING THE PAST 60 DAYS BY THE VOTING PROVISION PERSONS.

   The following sales of Class A Common Shares were made by the following Voting Provision Persons through customary brokers' transactions for cash on the New York Stock Exchange.


Voting Provision Person           Trade Date              Number of Shares            Price per Share
-----------------------    -------------------------  -------------------------  -----------------------
M. Elizabeth Arky                          5/4/2004                   328                $24.08
Filippo Caroselli                         4/13/2004                 1,839                $25.81
Thomas K. Gosnell                          4/5/2004                   400                $25.14
Sergio G. Kaufman                         4/14/2004                 4,000                $25.46
Ross A Meyercord                          4/12/2004                   400                $25.67
Sean David Toole                           4/5/2004                 1,010                $25.76
Clive Whitehouse                           4/5/2004                 1,122                $25.15


   The following purchase of Class A Common Shares was made by the following Voting Provision Persons through customary brokers' transactions for cash on the New York Stock Exchange. These Class A Common Shares are Non-Voting Provision Shares.




Voting Provision Person    Trade Date      Number of Shares    Price per Share
-------------------       ----------      --------------------  ---------------
None                         None              None                    None


   The following acquisitions of Class A Common Shares were made by the following Voting Provision Persons pursuant to deliveries under existing equity awards granted by Accenture to such Voting Provision Persons on or prior to April 2003. These Class A Common Shares are Voting Provision Shares.

Voting Provision Person                     Acquisition Date           Number of Shares
-------------------------              -------------------------    -------------------------
Michelle R. Adelman                             4/28/2004                       1,103
Paul J.Adler                                    4/28/2004                       1,202
Kees Aerts                                      4/28/2004                       3,249
Thomas J. Agnew                                 4/28/2004                       6,173
Scott K. Ahlstrom                               4/28/2004                       1,103
Darrin E. Ahrens                                5/3/2004                        3,249
Chichjung Alexander Lin                         5/3/2004                        3,509
Michael A. Alfieri                              5/3/2004                        2,500
Mark J. Allaby                                  4/28/2004                       1,103
Christophr J. Allen                             5/3/2004                        1,103
Jon S. Andrews                                  4/28/2004                       4,250
Theodore Ansusinha                              4/28/2004                       1,103
Sheela P. Arkeri                                4/28/2004                       3,249
Margaret E. Arky                                4/28/2004                       6,173
William J. Armstrong                            4/28/2004                       1,103
Christopher G. Atkins                           4/28/2004                       1,103
Olivier Aubert                                  4/28/2004                       3,249
John Audia                                      4/28/2004                       3,899
Luigi Badaloni                                  4/28/2004                       3,249
Thomas Baecker                                  4/28/2004                       3,249
Paolo Bagnasco                                  4/28/2004                       1,103
Andreas   Baier                                 4/28/2004                       3,249
James E.  Bailey                                4/28/2004                       1,103
Silvio L. Barboza                               4/28/2004                       3,249
Roderick E. Barnard                             4/28/2004                       5,523
Nigel Barnes                                    4/28/2004                       1,202
Manuel Alfredo A. Blanco Barrios                4/28/2004                       3,249
Michael P. Barton                               5/3/2004                        4,873
Troy B. Barton                                  4/28/2004                       3,899
David B. Baruch                                 5/3/2004                        1,103
Kathy L. Battistoni                             4/28/2004                       1,103
Arjun Bedi                                      5/3/2004                        1,103
Jeffrey I Beg                                   5/3/2004                        1,103
John T. Bell                                    4/28/2004                       1,103
Philippe Bellamit                               4/28/2004                       3,899
Michael M. Berens                               4/28/2004                       1,103
Ernst-Jan Bergman                               4/28/2004                       1,103
Randall E. Berry                                5/3/2004                        4,873
Pius Bienz                                      4/28/2004                       3,607
Holger Bill                                     5/3/2004                        1,103
Gilles Biscay                                   4/28/2004                       1,103
Pieter Boelens                                  4/28/2004                       1,103
Hans Boer de                                    4/28/2004                       1,103
Lars Bohm                                       5/3/2004                        3,249
Martin F. Bolstad                               4/28/2004                       1,103
Valentijn Bonger                                4/28/2004                       4,328
Saulo L. Bonizzato                              4/28/2004                       3,249
Eugenio Bonomi                                  4/28/2004                       1,103
Lars Borjesson                                  4/28/2004                       1,103
Mark Boudreau                                   4/28/2004                       3,249
Paul A. Boulanger                               4/28/2004                       2,500
Michael A. Bova                                 4/28/2004                       5,523


James T. Bowler                                 5/3/2004                        4,548
Michael L. Bowman                               5/3/2004                        1,103
Kim L. Bozzella                                 4/28/2004                       3,249
Brendan Bradley                                 5/3/2004                        4,224
Cathy L. Bradley                                5/3/2004                        1,916
Nigel Brady                                     5/3/2004                        6,021
Karen Braeckmans                                4/28/2004                       1,103
Paolo Branchi                                   4/28/2004                       1,103
Susann F. Bresnahan                             5/3/2004                        5,523
Debora A. Brieger                               4/28/2004                       3,249
Frank D. Brienzi                                5/3/2004                        5,523
Jerry H. Briggs                                 5/3/2004                        1,103
Christopher Brocklesby                          4/28/2004                       1,202
Dave Brown                                      4/28/2004                       1,202
Fred W. Brown                                   4/28/2004                       2,500
Thomas C. Brown                                 4/28/2004                       1,103
ChrisBroyden                                    5/3/2004                        1,202
Christian Bulleti                               4/28/2004                       3,899
Raul Manuel M. Burgos Gonzalez                  4/28/2004                       3,249
Ann V. Burns                                    4/28/2004                       3,249
Brian S. Burns                                  5/3/2004                        5,523
Thomas L. Butcher                               4/28/2004                       1,103
Vidya S. Byanna                                 5/3/2004                        4,548
Carlos Cadarso Marques                          4/28/2004                       3,899
Lisa L. Campbell                                4/28/2004                       1,103
Juan Camprubi Potau                             5/3/2004                        1,103
Lisa L. Caplan                                  4/28/2004                       3,899
Paolo Capone                                    5/3/2004                        2,500
Armelle Carminati-Rabasse                       4/28/2004                       2,500
Eduardo Carrizo                                 4/28/2004                       3,899
Gregory J. Carroll                              4/28/2004                       2,500
Francisco Marti M. Carton Salazar               4/28/2004                       1,103
Johnny J. Cavaliero                             4/28/2004                       5,523
Daniel L. Cavenaugh                             4/28/2004                       3,249
Stefania Celsi                                  4/28/2004                       3,899
Keith Cerny                                     4/28/2004                       1,103
Martin Chalifoux                                4/28/2004                       1,103
Min Chang                                       4/28/2004                       1,103
Eric R. Chapman                                 4/28/2004                       1,103
Philippe Chauffard                              4/28/2004                       1,103
David M. Chen                                   4/28/2004                       1,103
Joseph D. Chenelle                              4/28/2004                       3,249
Youngcho C Chi                                  4/28/2004                       1,059
Roberto Citton                                  5/3/2004                        1,103
Richard P. Clark                                5/3/2004                        6,173


Andrew Clarke                                   4/28/2004                       1,103
John L. Coffey                                  5/3/2004                        4,873
Sergio Colella                                  4/28/2004                       1,103
Michael J. Collins                              5/3/2004                        3,249
Antonio Colmena Sevillano                       4/28/2004                       3,899
Jordi Colome Flores                             4/28/2004                       3,899
Ramon Colomina                                  4/28/2004                       3,249
Steven G. Convey                                4/28/2004                       1,103
Silvano Corallo                                 4/28/2004                       1,103
Teutly Correia neto                             4/28/2004                       1,103
Jean-Louis Cougoul                              4/28/2004                       1,103
Thomas A. Cranley                               5/3/2004                        1,103
Karen Crennan                                   4/28/2004                       2,500
Alden J. Cuddihey                               4/28/2004                       1,103
Steven Culp                                     5/3/2004                        3,541
John M. Cusano Jr.                              4/28/2004                       2,500
Manuel Goncalo G. Fazenda Giria Lopda Costa     4/28/2004                       1,103
David R. Dahle                                  4/28/2004                       1,103
Pierre Dalton                                   4/28/2004                       1,103
Ger M. Daly                                     4/28/2004                       3,899
Daniel W. Darland                               4/28/2004                       1,103
Michael R. David                                5/3/2004                        3,899
Joseph E. Davis Jr                              4/28/2004                       4,224
David W. Day                                    4/28/2004                       4,548
Eric de Blauwe                                  4/28/2004                       3,249
Gert De Winter                                  4/28/2004                       1,103
Paul Dean                                       4/28/2004                       1,103
Heinrich Degener                                4/28/2004                       3,249
La Mae A. Dejongh                               5/3/2004                        1,103
Vincent Delaporte                               4/28/2004                       1,103
Allen J. Delattre                               4/28/2004                      37,646
Catherine Delhaye-Kulich                        4/28/2004                       1,103
Pascal Delorme                                  4/28/2004                       1,103
Stephen M. Demarest                             4/28/2004                       1,103
Gregory C. Dennis                               5/3/2004                        6,173
Robert D. Derrick                               4/28/2004                       3,899
Jose Manuel M. Desco Agullo                     4/28/2004                       3,899
Jan Dewitte                                     4/28/2004                       1,103
James R. Dicaprio                               5/3/2004                        4,873
Jose Luis L. Diez Ballesteros                   4/28/2004                       3,899
Francisco Javie J. Diez Garcia                  4/28/2004                       3,899
Fraser Dillingham                               4/28/2004                       1,202
Kenneth S. Dineen                               4/28/2004                       2,500
Sara J. Dioguardi                               4/28/2004                       3,249
Marek Dobsa                                     4/28/2004                       3,249
Douglas R. Doerr                                4/28/2004                       1,103
Christopher P. Donnelly                         4/28/2004                       3,249
James C. Donohue                                5/3/2004                        1,103
Anthony S. Doocey                               5/3/2004                        1,202
Kevin J. Dooley                                 5/3/2004                        3,899
John Downie                                     4/28/2004                       2,725
Michael B. Doyle                                5/3/2004                        3,249
John F. Drake                                   5/3/2004                        3,899
Reid S. Drucker                                 5/3/2004                        1,103
Stephen A. Duffy                                4/28/2004                       1,103
Gary A. Duncan                                  4/28/2004                       1,103
Peter T. Duncan                                 4/28/2004                       3,249
John F. Durocher                                4/28/2004                       3,249
Andrew J. Dvorocsik                             4/28/2004                       3,899
Annamae G. Dyer                                 4/28/2004                       3,899


Robert J. Easton                                4/28/2004                       1,103
Mark Edwards                                    4/28/2004                       1,202
Steven G. Edwards                               4/28/2004                       5,523
James M. Ehrhart                                4/28/2004                       1,103
Donald A. Eichmann                              4/28/2004                       1,103
John Erik E. Ellingsen                          4/28/2004                       3,541
Richard J. Emerson                              4/28/2004                       1,103
John F. Engel                                   4/28/2004                       1,103
Christian Engels                                4/28/2004                       3,249
Simon England                                   4/28/2004                       1,202
ENNIO ESPOSITO                                  4/28/2004                       1,103
Wolf H. Ettel                                   4/28/2004                       3,249
Nick Evans                                      4/28/2004                       4,604
Phillip Everson                                 4/28/2004                       3,541
Gilles Fabre                                    4/28/2004                       1,103
Michael Farrell                                 4/7/2004                        2,040
Donavon Favre                                   5/3/2004                        1,103
Norman D. Fekrat                                5/3/2004                        1,103
Jose Francisco F. Fernandez Perdiz              4/28/2004                       1,103
Stephen Ferneyhough                             4/28/2004                       1,202
Daniele Ferrari                                 4/28/2004                       3,899
Guido Ferriani                                  4/28/2004                       3,899
Vincenzo Ferro                                  4/28/2004                       1,103
Daniel V. Figueirido                            4/28/2004                       6,173
Charles L. Filewych                             4/28/2004                       1,103
Gary S. Fink                                    5/3/2004                        1,103
Reiner Fischer                                  4/28/2004                       3,249
Kenneth A. Fishman                              4/28/2004                       2,500
Jennifer V. Flake                               5/3/2004                        3,249
James E. Flowers                                4/28/2004                       4,548
Chan Foo Tuck                                   4/28/2004                       3,184
Leonardo J. Framil                              4/28/2004                       3,249
Per I. Fredriksen                               4/28/2004                       4,548
Michele K. Friedman                             4/28/2004                       3,249
Maria Fullone                                   5/3/2004                        3,899
Hironobu Furusawa                               4/28/2004                       1,103
Elena Gadol                                     5/3/2004                        3,249
Rafael Galan Fisica                             4/28/2004                       1,103
Archie Galbraith                                4/28/2004                       3,541
Kelly P. Gallant                                5/3/2004                        2,500
Adolfo J. Galue Amblar                          4/28/2004                       3,899
Miguel Angel A. Garcia Diez                     4/28/2004                       1,103
Jose Luis L. Garcia Huerta                      4/28/2004                       1,103
Randall E. Gargas                               4/28/2004                       1,103
Andrew Garrick                                  5/3/2004                        4,604
David  Gartside                                 4/28/2004                       1,202
Jennifer A. Gatewood                            4/28/2004                       1,103
Laurent Gatignol                                4/28/2004                       3,249
Allen J. Gaudet III                             5/3/2004                        4,224
Michael A. Gavigan                              4/28/2004                       3,249
Xavier Gazay                                    4/28/2004                       1,103
Louanne C. Gemin                                4/28/2004                       3,899
Roeland Gielen                                  4/28/2004                       3,249
Dirk Gierlach                                   4/28/2004                       1,103
Stuart K.Gilchrist                              4/28/2004                       1,103
Andrew Gillett                                  5/3/2004                        3,541
Ronald D. Gillette                              5/3/2004                        1,916
Mark J. Gilrain                                 4/28/2004                       4,873
Olivier Girard                                  4/28/2004                       3,249
Irmgard Glasmacher                              4/28/2004                       3,249
Bart H. Glass                                   4/28/2004                       1,103
David Golding                                   4/28/2004                       1,202
David S. Goldson                                4/28/2004                       1,103
Pedro Jurado Gomez                              4/28/2004                       2,500
Roger Goncalves                                 4/28/2004                       3,899
John B. Goodman                                 4/28/2004                       1,103
Michael D. Goodson                              4/28/2004                       1,103
Sanjay Gopal                                    4/28/2004                       3,899
Walter G. Gossage                               4/28/2004                       1,103
Hiroshi Goto                                    4/28/2004                       3,249
Mary B. Gracy                                   4/28/2004                       3,249
Geoffrey S. Graham                              4/28/2004                       1,103
James C. Grimsley Jr.                           4/28/2004                       2,500
Eric Grison                                     4/28/2004                       3,899
Avijit Gupta                                    4/28/2004                       1,103
Gregory S. Guthridge                            4/28/2004                       1,103
Jamie Gylden                                    4/28/2004                       1,103

Jon E. Hagstrom                                 4/28/2004                       1,103
Scott M. Hahn                                   4/28/2004                       1,103
Fred G. Hajjar                                  5/3/2004                        5,523
Mark A. Halverson                               4/28/2004                       1,103
Donald G. Hamilton                              5/3/2004                        4,958
Jens Hanker                                     4/28/2004                       5,410
Kevin Hanley                                    4/28/2004                       2,725
Thomas A. Hanley                                4/28/2004                       4,873
Arthur H. Hanna                                 4/28/2004                       1,202
Mikael Hansson                                  4/28/2004                       3,249
Simon J. Hargreaves                             4/28/2004                       3,541
Gasser Haridy                                   5/3/2004                        2,729
Audrey R. Harrell                               5/3/2004                        3,899
Scott F. Harrison                               4/28/2004                       3,249
Catherine A. Hartley                            4/28/2004                       1,103
M. S. Hartley                                   5/3/2004                        1,103
Scott A. Hathorne                               4/28/2004                       4,224
Stephan Haupt                                   4/28/2004                       3,899
Marc  Hauser                                    4/28/2004                       3,249
Gary Haywood                                    4/28/2004                       3,541
Ulrich Heckenberger                             4/28/2004                       3,249
Michael G. Heideman                             5/3/2004                        1,916
Jorg G. Heinemann                               4/28/2004                       2,500
Craig H. Heiser Jr                              4/28/2004                       1,103
Anders Helmrich                                 4/28/2004                       1,103
James C. Hendrickson                            4/28/2004                      10,830
Enrique Arias Heredia                           4/28/2004                       1,103
Julio J. Hernandez                              5/3/2004                        3,899
Dale R. Hersch                                  5/3/2004                        3,899
Ellen J. Hertz                                  4/28/2004                       1,103
Thomas H. Hess                                  4/28/2004                       3,249
Robert Hetherington                             4/28/2004                       1,202
Cindy L. Hielscher                              5/3/2004                        1,103
Greg J. Hodak                                   4/28/2004                       4,873
David Hodgson                                   5/3/2004                        4,250
Sara J. Holmes-Woodhead                         5/3/2004                        1,202
Thomas Holtmann                                 4/28/2004                       3,249
Bernhard Holtschke                              5/3/2004                        4,873
Robert W. Honts                                 4/28/2004                       1,103
Ray Hopkins Larrea                              4/28/2004                       2,632
Maureen S. Horgan                               4/28/2004                       5,523
Timothy J. Hourigan                             4/28/2004                       3,249
Patrick R. Housen                               4/28/2004                       1,103
Karen Hoyndorf                                  4/28/2004                       3,249
John J. Hrusovsky II                            4/28/2004                       1,103
F. C. Huff                                      4/28/2004                       3,249
John B.  Hughes                                 4/28/2004                       1,103
Mark A. Hughes                                  4/28/2004                       3,249
Shelley L. Hurley                               4/28/2004                       1,103
Jeffrey D. Hutcheson                            5/3/2004                        1,103
Gary S. Ide                                     5/3/2004                        1,103
Shinji Igarashi                                 4/28/2004                       3,249
Michael A. Jackowski                            5/3/2004                        3,249
Mark D. Jackson                                 4/28/2004                       3,249
Erik  Jacob                                     4/28/2004                       3,249
Hakon Jacobsen                                  4/28/2004                       1,103
Sanjay  Jain                                    4/28/2004                      29,332
Saleem Janmohamed                               4/28/2004                       2,500
Giuseppe Jannelli                               4/28/2004                       1,103
Goran Jansson                                   4/28/2004                       1,103
Glenn M. Javens                                 5/3/2004                        1,103
Owen  Jelf                                      5/3/2004                        1,202
Robert Johnson                                  4/28/2004                       1,202
Valerie L. Johnston                             4/28/2004                       1,103
Jorma Jokinen                                   5/3/2004                        3,899
Kevin R. Jones                                  5/3/2004                        1,103
Timothy Jones                                   4/28/2004                       1,202
Robert Jung                                     5/3/2004                        1,103


Brian Kalms                                     4/28/2004                       1,202
Thomas C. Kane                                  4/28/2004                       5,523
Douglas L. Kasamis                              4/28/2004                       1,103
Sergio G. Kaufman                               4/28/2004                       1,103
William F. Kelly                                4/28/2004                       1,103
Rodney J. Kerger                                4/28/2004                       1,103
Michael D. Kern                                 4/28/2004                       1,103
Sean M. Kerr                                    4/28/2004                       1,103
Rolf Ketelaar                                   4/28/2004                       1,103
James P. Keyes                                  4/28/2004                       1,103
Carl S. Kiefer                                  4/28/2004                       4,548
Hee Jip J Kim                                   5/3/2004                        1,059
Guy H. Kinley                                   5/3/2004                        4,224
Hugh A. Kirby                                   4/28/2004                       4,958
Ina Kirchhof                                    4/28/2004                       1,103
Peter J. Kirk                                   4/28/2004                       3,541
Geir T. Kjellevold                              4/28/2004                       3,249
Michael Klein                                   4/28/2004                       3,249
Stefan Knipp                                    4/28/2004                       3,249
Yuhei Kobayashi                                 4/28/2004                       1,103
Eiichi Kokado                                   4/28/2004                       3,249
Shigeharu Komuro                                4/28/2004                       3,899
Frank Korsstrom                                 4/28/2004                       1,103
Carsten Kracht                                  4/28/2004                       1,103
Bernhard Kraft                                  5/3/2004                        3,249
Jakob H. Kraglund                               4/28/2004                       3,249
Jeffrey A. Krause                               4/28/2004                       3,899
Michelle L. Krause                              4/28/2004                       1,103
Jaroslaw Kroc                                   4/28/2004                       3,249
Daniel P. Krueger                               4/28/2004                       1,103
Xian H. Ku                                      4/28/2004                       1,103
Kazushi Kubokawa                                4/28/2004                       3,249
Gabriele Kult                                   4/28/2004                       3,249
Nalin Kumra                                     5/3/2004                        1,202
Julie E. Lamont                                 4/28/2004                       3,541
Jonathan L. Lange                               5/3/2004                        1,103
Jean-Michel Lapisse                             5/3/2004                        1,103
Tomas J. Larez                                  4/28/2004                       1,103
Paul M. Larson                                  4/28/2004                       1,103
Russell K. Lath                                 4/28/2004                       3,249
Stephen Lathrope                                5/3/2004                        3,541
Kevin M. Laudano                                5/3/2004                        4,548
Robert L. Laurens                               5/3/2004                        4,224
Ed Lauwerens                                    5/3/2004                        3,249
Kenneth P. Lawhorn                              4/28/2004                       3,899
Roberto  Lazzari                                4/28/2004                       3,899
Bernard Le Masson                               4/28/2004                       1,103
Vincent Lebeault                                4/28/2004                       3,249
Jin K. Lee                                      5/3/2004                        1,916
Steven B. Lee                                   4/28/2004                       3,119
Suk-Geun G Lee                                  4/28/2004                       3,119
Ignacio  Leiva Piedra                           4/28/2004                       1,103
Pino Leoni                                      4/28/2004                       3,249
Richard E. Lesher                               4/28/2004                       1,103
Ana Baranda  Leturio                            4/28/2004                       3,249
Seth M. Levine                                  4/28/2004                       2,500
Lance Levy                                      4/28/2004                       3,541
Roberto  Libonati                               4/28/2004                       3,899
Adriaan Lieftinck                               4/28/2004                       1,103
Goh Lin Piao                                    4/28/2004                       1,103
Benjamin Little                                 5/3/2004                        3,541
Richard K. Loane                                4/28/2004                       1,103
Paul D. Loftus                                  5/3/2004                        2,500
Ian Lomas                                       5/3/2004                        1,202
Francisco Javie J. Lopez Espejo                 4/28/2004                       3,899
Michael A. Lucarini                             5/3/2004                        3,249
Anna Chiara C. Lucchini                         4/28/2004                       3,249
Mark Lyons                                      4/28/2004                       1,202


Mauro Macchi                                    4/28/2004                       1,103
Michele Maggiorotti                             4/28/2004                       1,103
Alwin Magimay                                   5/3/2004                        3,541
Josef Mago                                      5/3/2004                        1,103
Kevin L. Maher                                  5/3/2004                        1,103
Denise D. Malecki                               5/3/2004                        3,899
Carl C. Malm                                    4/28/2004                       3,249
David Mann                                      4/28/2004                       1,202
Christian  Marchetti                            4/28/2004                       2,500
Gianluca Marcopoli                              4/28/2004                       3,249
Giovanni Mariani                                5/3/2004                        3,899
Fabrice Mariaud                                 4/28/2004                       3,249
Alessandro Marin                                4/28/2004                       1,103
Vitor Jose J. de Figueiredo Marques             4/28/2004                       3,249
Michele Marrone                                 4/28/2004                       3,249
Joao Antonio A. Martins Tavares                 4/28/2004                       1,103
Tony Masella                                    4/28/2004                       1,103
Suzette L. Massie                               4/28/2004                       3,249
John B.  Matchette                              4/28/2004                       3,899
Guy Mather                                      4/28/2004                       3,541
Brian R. May                                    4/28/2004                       1,103
Trent Mayberry                                  4/28/2004                       1,103
Jonathan Mayne                                  4/28/2004                       1,202
Lynn H. Mc Mahon                                4/28/2004                       5,523
James P. Mcdade                                 4/28/2004                       1,103
Jeffrey R. Mcgowan                              4/28/2004                       1,103
Margaret T. McLaughlin                          4/28/2004                       1,103
Malcolm A. McNamara                             5/3/2004                        3,249
Manish J. Mehta                                 4/28/2004                       2,500
Peter Meinhardt                                 4/28/2004                       1,103
Maud Meiracker van den                          4/28/2004                       3,899
Lourenco Mendonca                               4/28/2004                       3,899
Thierry Mennesson                               5/3/2004                        3,249
Jair F. Merlo                                   4/28/2004                       1,103
Jeffrey Merrihue                                4/28/2004                       8,664
Jeffrey Merrihue                                4/28/2004                       1,103
Tor Mesoy                                       4/28/2004                       1,103
Valentin Andres d. Miguel Luno                  4/28/2004                       3,249
James N. Miller                                 4/28/2004                       3,249
Natasha E. Miller                               4/28/2004                       3,541
Stephen Mills                                   4/28/2004                       1,202
Kelly Miner                                     4/28/2004                       4,873
Manuel Francisc F. Costa Mira Godinho           4/28/2004                       1,103
Raimon Miret Cots                               4/28/2004                       3,899
Domingo Miron Dominguez                         4/28/2004                       2,500
Koji Mitani                                     4/28/2004                       2,500
Clarence Mitchell                               4/28/2004                       4,224
James D. Mitchell                               4/28/2004                       1,103
James E. Mitchell Jr.                           5/3/2004                        1,103
Bruno Le  Moal                                  4/28/2004                       1,103
Stein E.  Moe                                   4/28/2004                       1,103
Frederick B. Molineux                           4/28/2004                       1,103
Beat Monnerat                                   5/3/2004                        2,775
Perry S. Moody                                  5/3/2004                        6,173
Noel Mooney                                     4/28/2004                       3,249
Lee Moore                                       4/28/2004                       3,541
Peter J. Moore                                  4/28/2004                       1,103
Terry L. Moore Iv                               5/3/2004                        3,249
Jamie Moors                                     4/28/2004                       2,500
Roberta Morandi                                 4/28/2004                       3,249
Marco Morchio                                   4/28/2004                       3,249
Juan Pedro P. Moreno Jubrias                    4/28/2004                       2,500
David I. Moskovitz                              4/28/2004                       2,500
Jean-Franois Moufle                             5/3/2004                        1,103
Christophe Mouille                              4/28/2004                       3,249
Josef  Mueller                                  4/28/2004                       4,133
David G. Muir                                   4/28/2004                       5,523
Dennis A. Mullahy                               5/3/2004                        1,103
Henrik R. Mulvad                                4/28/2004                       3,249
Javier Mur Marti                                4/28/2004                       1,103
Nobuhiko Muraoka                                4/28/2004                       3,249
Katsuya Murashima                               4/28/2004                       1,103
Alistair Murray                                 4/28/2004                       1,202
Fabrizio Musmeci                                4/28/2004                       1,103
Joel Nadjar                                     4/28/2004                       3,899
Ramesh A/L K Bhaskaran Nair                     4/28/2004                       3,184
Andrew Naish                                    5/3/2004                        1,202
Thean Nam Yew                                   4/28/2004                       3,249
Keith C. Nashawaty                              4/28/2004                       4,548
Christina L. Naugle                             5/3/2004                        4,873
Michael Needleman                               4/28/2004                       4,250
Axel Neidlein                                   4/28/2004                       4,873
Thomas H. Neiger                                4/28/2004                       2,500
Chong Chuan Neo                                 4/28/2004                       1,103
David L. Nichols                                5/3/2004                        3,249
William A. Nichols                              4/28/2004                       1,103


Claudia Nieto                                   4/28/2004                       1,103
Jordi Ballesteros Nieto                         4/28/2004                       3,421
Yuji Nishimura                                  4/28/2004                       1,103
Thomas F. Nolan                                 5/3/2004                        1,103
Michael Nolte                                   4/28/2004                       3,249
Robert L. Northcutt                             5/3/2004                        1,103
Ian Notley                                      4/28/2004                       1,202
Francisco Jose J. Nuez Campos                   4/28/2004                       3,249
Seiichiro Nukui                                 4/28/2004                       1,103
Mark Oakes                                      4/28/2004                       1,202
Matthew Oakley                                  4/28/2004                       4,604
Thomas O. Oblak                                 5/3/2004                        4,224
John M. O'Brien                                 4/28/2004                       4,604
Patricia B. O'Brien                             5/3/2004                        1,916
Pedro Olmos Lopez                               4/28/2004                       3,249
Michael L. Orlowicz                             4/28/2004                       1,103
Olabode Ososami                                 4/28/2004                         518
Per Osterman                                    5/3/2004                        3,249
Oonagh O'Sullivan                               4/28/2004                       3,541
Philip J. Otley                                 4/28/2004                       4,604
Cenk O. Ozdemir                                 4/28/2004                       3,249
Elizabeth  Padmore                              4/28/2004                       6,021
Duncan Page                                     4/28/2004                       3,541
Massimo Pagella                                 4/28/2004                       1,103
Andrew R. Pahlman                               4/28/2004                       1,103
Jarkko Pallasaho                                4/28/2004                       3,249
Jerry L. Palmer                                 4/28/2004                       1,103
Michael E. Palmer                               5/3/2004                        1,103
Purificacion Paniagua Moran                     5/3/2004                        3,899
Craig W. Parsell                                4/28/2004                       1,103
Aseet Patel                                     4/28/2004                       1,202
Piyush  Patel                                   4/28/2004                       3,541
Richard A. Patrick                              5/3/2004                        1,103
Sam A.  Paul                                    4/28/2004                       1,103
Alison J. Peden                                 4/28/2004                       2,725
David W. Pepping                                4/28/2004                       1,103
Darrell L. Petty                                4/28/2004                       1,103
Antonio Pezzinga                                4/28/2004                       1,103
Andreas Pfeifer                                 5/3/2004                        1,103
Walter Pfeiffer                                 4/28/2004                       3,249
Gregory T. Phalin                               4/28/2004                       2,500
Edwin M. Phanord                                5/3/2004                        3,249
Elina Piispanen                                 4/28/2004                       3,899
Thierry Pineau                                  4/28/2004                       8,664
Hsiao- Ping Li                                  5/3/2004                        2,250
Guilherme J. Pinheiro                           4/28/2004                       4,873
Adan Jose J. Plaza Used                         4/28/2004                       3,249
Troy R. Pliska                                  4/28/2004                       3,249
John P. Poisson                                 4/28/2004                       3,899
Jean-Laurent Poitou                             4/28/2004                       1,103
Andrew  Poppleton                               5/3/2004                        4,604
Santiago  Pordelanne                            4/28/2004                       4,224
Blake A. Pounds                                 4/28/2004                       1,103
Daniele Presutti                                4/28/2004                       1,103
Sarah Pritchard                                 4/28/2004                       3,541
Piero Pronello                                  4/28/2004                       1,103
Robert Purks                                    4/28/2004                       3,249
Juha Pylkko                                     5/3/2004                        3,249
Kevin N. Quiring                                4/28/2004                       4,873
Cheryl C. Railey                                4/28/2004                       1,103
Paolo Raimondo                                  5/3/2004                        3,249
Antonio C. Ramos                                4/28/2004                       1,103
Jack Ramsay                                     5/3/2004                        1,103
Giancarlo Ranaldi                               4/28/2004                       1,103
Eric C. Rasmussen                               4/28/2004                       3,899
Tobias Rataj                                    4/28/2004                       3,249
Justin Rautenberg                               4/28/2004                       3,249
John R. Ray                                     4/28/2004                       4,873
Matthew V T. Ray                                5/3/2004                        1,103
Juan Manuel M. Rebollo Feria                    4/28/2004                       1,103
Bernd Recker                                    4/28/2004                       1,103
Michael J. Redding                              4/28/2004                       3,899
Michael Rehm                                    4/28/2004                       1,103


Jan Rehnman                                     4/28/2004                       1,103
Rick H. Rene'                                   4/28/2004                       1,103
Frank Rennekamp                                 4/28/2004                       3,249
Bernhard Rheinberger                            4/28/2004                       1,103
Pedro Miguel M. de Almeida Alves Ribeiro        4/28/2004                       3,249
David T. Richards                               4/28/2004                       2,500
Seth W. Richman                                 4/28/2004                       4,548
Tim Ringo                                       4/28/2004                       3,541
Antonio Rivas Perez                             5/3/2004                        3,249
Richard L. Robbins Jr.                          4/28/2004                       1,103
David T. Roberts                                4/28/2004                       3,249
Gregory C. Roberts                              5/3/2004                        3,249
Neville Roberts                                 5/3/2004                        1,202
Marcus Robinson                                 4/28/2004                       3,541
Buffie D. Rodri                                 5/3/2004                        3,249
Steven A. Rosati                                4/28/2004                       3,899
Alessandro Rossi                                4/28/2004                       3,249
David A. Rossi                                  4/28/2004                       1,103
Marco Rotondo                                   4/28/2004                       3,249
David M. Rouls                                  4/28/2004                       3,249
Mark Rowlands                                   4/28/2004                       1,202
Rafael Rubio Garcia                             4/28/2004                       1,103
Fernando Rufilanchas Solares                    4/28/2004                       1,103
Michael Rundshagen                              5/3/2004                        1,103
Jeffrey Russell                                 4/28/2004                       4,548
Michael J. Russell                              4/28/2004                       1,103
E.L. L. Rutigliano                              4/28/2004                       1,103
Kyriacos G. Sabatakakis                         5/3/2004                        2,729
Yasushi Saka                                    4/28/2004                       1,103
Graciela Salgado Sarria                         4/28/2004                       1,103
Sushil Saluja                                   5/3/2004                        1,202
Heron A. Samara                                 4/28/2004                       1,103
Liv Sandbaek                                    5/3/2004                        1,202
Leitch Sandra                                   4/28/2004                       1,103
Joao C. Santos                                  4/28/2004                       3,249
Maria Jose J. Sanz Jimenez                      4/28/2004                       3,249
Tsuyoshi Sato                                   4/28/2004                       3,249
Paul F. Saydah                                  4/28/2004                       1,103
Eric Schaeffer                                  5/3/2004                        1,103
Robert H. Scheier                               5/3/2004                        1,916
Guido Scherer                                   4/28/2004                       1,224
Hubertus Schleuter                              4/28/2004                       1,103
Elisabeth S. Schmidt                            5/3/2004                        3,899
John H. Schmidt                                 4/28/2004                       1,103
Ingrid Schneider                                4/28/2004                       3,249
Denise M. Schrimsher                            4/28/2004                       1,103
Rikard Schroder                                 4/28/2004                       3,249
Andreas Schuler                                 4/28/2004                       3,249
Dirk Schurbuscher                               5/3/2004                        3,249
Thomas D. Schwenger                             5/3/2004                        1,103
Michael Schwoerer                               4/28/2004                       1,103
Stephen M. Sell                                 4/28/2004                       3,249
Douglas W. Sellers                              4/28/2004                       1,103
Takayasu Senba                                  4/28/2004                       1,103
John S. Sepple                                  5/3/2004                        1,103
David P. Shatto                                 4/28/2004                       2,500
Michael T. Shimota                              5/3/2004                        3,249
Hiroshi Shinbo                                  4/28/2004                       1,103
Richard S. Siber                                5/3/2004                        1,103
Todd A. Sickles                                 4/28/2004                       3,899
Julianto Sidarto                                4/28/2004                         684
Gary L. Siegel                                  4/28/2004                       1,103
James J. Sikora                                 5/3/2004                        1,103
Kenneth S. Silbert                              4/28/2004                       6,173
Stephen S. Simmerman                            5/3/2004                        1,916
Catherine M. Simons                             4/28/2004                       1,103
Todd W. Singleton                               4/28/2004                       3,899
Andrea P. Sinner                                4/28/2004                       1,103
Ravi Sirianukul                                 4/28/2004                       3,756
Julian Skan                                     4/28/2004                       2,725
Jan C. Smit                                     4/28/2004                       1,103
Nigel Smith                                     4/28/2004                       1,202
Richard R. Smith                                4/28/2004                       1,103
Thomas B. Smith                                 4/28/2004                       1,103
Russell Smyth                                   4/28/2004                       4,250
Jose Antonio A. Soares Augusto Gomes            4/28/2004                       1,103
Larry M. Socher                                 4/28/2004                       2,500
Scott W. Softy                                  4/28/2004                       3,249
Julie A. Sokol                                  4/28/2004                       3,249
Jon D. Solomon                                  5/3/2004                        4,224
Lawrence F. Solomon                             4/28/2004                       1,103
Christine T. Sovereign                          5/3/2004                        3,899


Marshall S. Sparks                              5/3/2004                        3,899
Marco  Spaziani Testa                           4/28/2004                       3,249
Thomas Spurr                                    5/3/2004                        4,873
Gregory S. Stayin                               5/3/2004                        1,103
John M. Stefanchik                              5/3/2004                        3,249
Joel A. Stern                                   5/3/2004                        1,103
Jeffrey A. Stocker                              4/28/2004                       1,103
Glenn A. Stolar                                 4/28/2004                       4,224
Jeffrey H. Stout                                4/28/2004                       1,103
James P. Struntz                                4/28/2004                       3,249
Andrew J. Sullivan                              4/28/2004                       4,873
John A. Sundean                                 4/28/2004                       1,103
Alfredo Pablo P. Surroca Martin                 4/28/2004                       3,249
Michelle R. Swanback                            4/28/2004                       3,249
Michael J. Switek                               4/28/2004                       1,103
Paul Joseph Sylvester                           5/3/2004                        1,103
Tomokazu Takeda                                 4/28/2004                       3,249
Nobuyoshi Takuma                                4/28/2004                       1,103
Marcello Tamietti                               4/28/2004                       3,249
Robin Tapp                                      5/3/2004                        3,541
Ester Tarres Corominas                          5/3/2004                        3,249
Gregory L. Tatum                                5/3/2004                        1,103
Keith E. Tayloe                                 4/28/2004                       1,103
Roxanne Taylor                                  4/28/2004                       1,103
Philippe Terol                                  4/28/2004                       3,249
Atilla Terzioglu                                5/3/2004                        1,103
Orapong Thien-Ngern                             4/28/2004                         750
Glenn J. Thomas                                 5/3/2004                        3,899
Bryce J. Thompson                               4/28/2004                       4,224
Steven Thomson                                  4/28/2004                       3,541
Gregory A. Thorson                              4/28/2004                       1,103
Carl-Peter Thorwid                              4/28/2004                       3,249
Douwe D. Tideman                                4/28/2004                      21,260
Barbara Titzrath                                4/28/2004                       1,103
Henning Todte                                   4/28/2004                       1,103
Takashi Tominaga                                4/28/2004                       1,103
Judy B. Trafas                                  4/28/2004                       1,103
William L. Trafton                              5/3/2004                        4,873
Stefano Tubino                                  4/28/2004                       1,103
Franco Turconi                                  4/28/2004                       1,103
Sajid Usman                                     5/3/2004                        1,103
Fabio Vacirca                                   4/28/2004                       3,249
Risto Valtakari                                 4/28/2004                       1,103
Edwin  Van Der Ouderaa                          4/28/2004                       1,103
Jeffrey G. Van Wie                              4/28/2004                       1,103
Jean  Vandevelde                                5/3/2004                        1,103
Stephen Varley                                  5/3/2004                        1,202
Andrew Vautier                                  5/3/2004                        2,725
Mireya Velasco Coteron                          4/28/2004                       1,103
Jerome Vercaemer                                4/28/2004                       3,249
Marco Vernocchi                                 4/28/2004                       3,249
Eric Veron                                      4/28/2004                       1,103
Rik Vervisch                                    4/28/2004                       1,103
John Vickery                                    5/3/2004                        3,249
Philippe Vidal                                  4/28/2004                       3,899
Pedro Barsanti Vigo                             4/28/2004                       3,249
Gil J. Vogel                                    5/3/2004                        3,249
Hans Von Lewinski                               5/3/2004                        1,202


Cathinka E. Wahlstrom                           4/28/2004                       1,103
Jacob Benadiba  Wahnich                         4/28/2004                       3,249
Robert B. Walker                                4/28/2004                       1,103
Gordon Walters                                  4/28/2004                       3,541
Bo Wang                                         4/28/2004                       3,249
Peter D. Warasila                               5/3/2004                        1,103
Carl Ward                                       4/28/2004                       3,249
Nicholas J. Ward                                4/28/2004                       1,103
Nobuhiko Watanabe                               4/28/2004                       3,249
Frederick D. Watson                             4/28/2004                       4,873
Ruwan Weerasekera                               5/3/2004                        5,312
Sean Weir                                       4/28/2004                       1,202
Shari K. Wenker                                 5/3/2004                        4,873
Stephan Werthschulte                            4/28/2004                       3,249
Kevin A. Westcott                               5/3/2004                        1,103
Adrian Westlake                                 4/28/2004                       1,103
James F. Whelan                                 4/28/2004                       3,899
Scott B. White                                  4/28/2004                       3,899
Clive Whitehouse                                4/28/2004                       4,958
Barbel Wicha-Krause                             4/28/2004                       3,249
Steve D. Wick                                   4/28/2004                       6,173
Adrian Widmer                                   4/28/2004                       1,224
Harry Wildeboer                                 5/3/2004                        3,249
Mark C. Williams                                5/3/2004                        1,103
Philip J. Williams                              4/28/2004                       4,548
Andrew D. Wilson                                4/28/2004                       3,899
Todd S. Wilson                                  5/3/2004                        1,103
Ole Winberg                                     4/28/2004                       1,103
Theresa Wise                                    4/28/2004                       3,541
Robert E. Wollan                                4/28/2004                       1,103
Andrew W. Worley                                4/28/2004                       3,249
Rodney N. Wright                                4/28/2004                       3,249
Garret R. Wu                                    4/28/2004                       3,249
Stephen F. Wylie                                4/28/2004                       1,202
John A. Yacobi                                  4/28/2004                       1,103
Yen Y. Hau Yan Peter                            4/28/2004                       1,169
Ignacio Pio P. Zapater Clavera                  4/28/2004                       3,899
Stephen  Zatland                                4/28/2004                       4,958
Miguel D. Zweig                                 4/28/2004                       4,224


The following acquisitions of Class A Common Shares were made by the following Voting Provision Persons pursuant to exercises of employee option awards granted by Accenture to such Voting Provision Persons on or prior to April 2003. These Class A Common Shares are Voting Provision Shares.


Voting Provision Person           Acquisition           Number of Shares                 Price
-----------------------    -------------------------  -------------------------  -----------------------
Alessi, Stephen M.                3/8/2004                3,677                         $14.5000
Thornton III, Thomas H            3/25/2004               1,839                         $14.5000
Arduci, Claudio                   3/29/2004               1,500                         $14.5000
Arduci, Claudio                   4/5/2004                1,441                         $14.5000
Whitehouse, Clive                 4/5/2004                1,122                         $15.1500
Caroselli, Filippo                4/13/2004               1,839                         $14.5000
Nomoto, Yoshihiro                 4/15/2004               1,000                         $14.5000
Angelastro, Mario A.              4/28/2004               2,000                         $14.5000
Anma, Yutaka                      4/28/20041              5,000                         $15.3250
Arky, Margaret E.                 4/28/2004               8,000                         $14.5000
Beaton, Mark                      4/28/2004                 878                         $14.5000
Bowman, Michael L.                4/28/2004               1,000                         $14.5000
Broda, Randy                      4/28/2004               2,000                         $14.5000
Burns, Ann V.                     4/28/2004               5,000                         $14.5000
Byanna, Vidya S.                  4/28/2004               1,000                         $14.5000
Cadarso Marques, Carlo            4/28/2004               8,000                         $14.5000
Chapman, Eric R.                  4/28/2004               2,000                         $14.5000
Chaves, Jose M.                   4/28/2004               2,000                         $14.5000
Colomina, Ramon                   4/28/2004               8,000                         $14.5000
Contri, Giovanni                  4/28/2004               2,000                         $14.5000
Cusano Jr., John M.               4/28/2004               2,000                         $14.5000
David, Michael R.                 4/28/2004               4,000                         $14.5000
Degener, Heinrich                 4/28/2004               2,000                         $14.5000
Duncan, Peter T.                  4/28/2004               8,000                         $14.5000
Durdan, David B.                  4/28/2004                 500                         $14.5000
Dvorocsik, Andrew J.              4/28/2004               8,000                         $14.5000
Engoian, Michael H.               4/28/2004               1,690                         $14.5000
Evans, Nick                       4/28/2004               5,000                         $14.5000
Ford, Gillian J.                  4/28/2004                 878                         $14.5000
Galue Amblar, Adolfo J            4/28/2004               8,000                         $14.5000
Goodman, John B.                  4/28/2004               2,000                         $14.5000
Hahn, Scott M.                    4/28/2004               1,000                         $14.5000
Haridy, Gasser                    4/28/2004               8,000                         $14.5000
Hertz, Ellen J.                   4/28/2004               2,000                         $14.5000
Hrusovsky II, John J.             4/28/2004               2,000                         $14.5000
Hughes, Mark A.                   4/28/2004               4,000                         $14.5000
Jannelli, Giuseppe                4/28/2004               2,000                         $14.5000
Karlsson, Ingemar                 4/28/2004                 845                         $14.5000
Kinley, Guy H.                    4/28/2004               8,000                         $14.5000
Kirchhof, Ina                     4/28/2004               2,000                         $14.5000
Komuro, Shigeharu                 4/28/2004               4,000                         $14.5000
Krueger, Daniel P.                4/28/2004               1,000                         $14.5000
Lamont, Julie E.                  4/28/2004               6,878                         $14.5000
Lucchini, Anna Chiara             4/28/2004               8,000                         $14.5000
Mataconis, Thomas R.              4/28/2004               2,000                         $14.5000
Miller, Myke L.                   4/28/2004               1,000                         $14.5000
Murashima, Katsuya                4/28/2004               2,000                         $14.5000
Musmeci, Fabrizio                 4/28/2004               2,000                         $14.5000
Newall, Mark                      4/28/2004                 878                         $14.5000
Nukui, Seiichiro                  4/28/2004               2,000                         $14.5000
Paniagua Moran, Purifi            4/28/2004               8,000                         $14.5000
Patel, Piyush                     4/28/2004               1,000                         $14.5000
Phillips, Mark                    4/28/2004                 878                         $14.5000
Railey, Cheryl C.                 4/28/2004               2,000                         $14.5000
Rodri, Buffie D.                  4/28/2004               1,000                         $14.5000
Runyon, Cheryl H.                 4/28/2004               2,000                         $14.5000
Sandbaek, Liv                     4/28/2004                 878                         $14.5000
Sanprasert, Arak                  4/28/2004               2,000                         $14.5000
Schuler, Andreas                  4/28/2004               2,000                         $14.5000
Scott, Charlene                   4/28/2004               2,000                         $14.5000
Smith, Thomas B.                  4/28/2004               2,000                         $14.5000
Thompson, Bryce J.                4/28/2004               8,000                         $14.5000
Tong Ful, Chow F.                 4/28/2004               2,000                         $14.5000
Trowhill, James K.                4/28/2004               2,000                         $14.5000
Volkmann, Curt A.                 4/28/2004               2,000                         $14.5000
Wahlstrom, Cathinka E.            4/28/2004               1,000                         $14.5000
Walters, Gordon                   4/28/2004               6,878                         $14.5000
Ward, Carl                        4/28/2004               2,000                         $14.5000
Wehrkamp, Olaf                    4/28/2004               2,000                         $14.5000
Werthschulte, Stephan             4/28/2004               8,000                         $14.5000
Westlake, Adrian                  4/28/2004               2,000                         $14.5000



                                                                         Annex C

            In addition, pursuant to the Underwriting Agreement referred to in
Item 6 above, each of the following Voting Provision Persons sold to the underwriters the number of Class A Common Shares listed opposite such Voting Provision Person's name for settlement on May 4, 2004. The underwriters purchased the shares from the Voting Provision Persons at $22.8420 per share and resold the shares to the public at $23.50 per share.

                                                  Number of Class A
Voting Provision Person                          Common Shares sold

  LAST, FIRST MIDDLE                                         NUMBER
       Abbosh, Oday                                                  7,083
       Abbosh, Omar                                                 41,419
       Adhiwidjaja, Surjadi                                          3,000
       Adler, Paul John                                             12,041
       Ahrens, Darrin E                                              2,233
       Al-Ani, Ayad                                                  6,499
       Alcoverro, Alejandro C                                        8,448
       Allaway, Jonathon R.C.                                       50,220
       Altmann, Alexandra                                            7,798
       Alvarez, Roberto                                            107,401
       Amador, Juan E                                               47,651
       Andre, Steve Wayne                                            1,181
       Andrews, Jonathan S                                           2,507
       Angelastro, Mario A                                          34,513
       Anma, Yutaka                                                 15,000
       Antoniolli, David A                                           1,000
       Arky, Margaret Elizabeth                                     12,055
       Armstrong, William John                                       1,103
       Arthur, Ian G                                                59,225
       Asch, Donald R                                               12,500
       Astrachan, Marcelo                                           36,453
       Atkins, Christopher G                                           500
       Audia, John                                                   3,899
       Azhar, Ahmad                                                  7,000
       Bae, Jae-Bong                                                10,000
       Bagnasco, Paolo                                                 606
       Baier, Andreas                                                1,574
       Bailey, James E                                                 761
       Barboza, Silvio L                                             1,295
       Barnett, Stephen L                                            3,000
       Barry, Thomas Brendan                                       106,232
       Barsanti Vigo, Pedro                                          1,851
       Barth, Manfred E                                              9,747
       Bean, Sally                                                   7,798
       Beaton, Mark                                                 13,149
       Beggs, Richard O                                             10,170
       Bell, John T                                                  8,459
       Bell, Mick A                                                  2,000
       Bell, Royce Michael James                                    62,659
       Bellamit, Philippe                                            3,409
       Benadiba Wahnich, Jacob                                       1,800
       Bengtsson, Bjorn Erik                                        20,000
       Benton, Daniel Mark                                          20,000
       Benzecry, Oliver J                                           25,000
       Bergman, Ernst-Jan                                           17,857
       Bergmueller, Franz                                            6,499
       Bervoets, Marc F                                              2,500
       Billington, Nicholas                                         56,769
       Bird, Adrian Richard                                         12,041
       Biscay, Gilles                                                  992
       Blair, Alastair Murray                                        8,448
       Blanco Barrios, Manuel Alfredo                                1,851
       Blennerhassett, Leo                                          59,814
       Blom, Hendrik Jan                                            12,942
       Boelens, Pieter W                                            17,857
       Bolstad, Martin Fuhr                                          1,103
       Bonger, Valentijn                                             4,109
       Bonizzato, Saulo L                                            3,249
       Bonomi, Eugenio                                                 606
       Boudreau, Mark                                                3,249
       Boudville, Albert R                                           7,642
       Boulanger, Paul A                                             5,203
       Bowler, James T                                               3,274
       Bowman, Michael L                                             2,500
       Brennan, Christopher                                         84,440
       Bresnahan, Susann F                                          11,696
       Brienzi, Frank D                                              4,142
       Brocken, Marco P                                             35,534
       Brocklesby, Chris                                             9,917
       Broda, Randy A                                                2,000
       Bryant, Mark G                                               53,600
       Bulletti, Christian                                           2,144
       Burckhardt, Christopher J                                     1,000
       Burgess, Paul A                                              60,159
       Burns, Ann V                                                  8,249
       Butkow, Clive J                                              47,358
       Byanna, Vidya S                                               4,274
       Cadarso Marques, Carlos                                      10,222
       Cantarero, Jose Manuel                                       33,940
       Capone, Paolo                                                 1,375
       Carrigan, Chris                                               7,083
       Cartwright, Paul                                             50,881
       Caster, Gregory P                                               709
       Cavenaugh, Daniel L                                           2,134
       Cerdan, Ricardo M                                             7,798
       Cerny, Keith Joseph                                             724
       Chalaby, Cherine Mohsen                                      81,539
       Chan, Daniel Hiok Khiang                                     40,354
       Chan, Foo Tuck                                                3,184
       Chang, Min X                                                    793
       Chapman, Eric                                                26,651
       Chaves, Jose Marcos                                           2,000
       Chee, Lai Yong                                               12,043
       Chen, David M                                                   763
       Chenelle, Joseph D                                            1,323
       Chew, Robert                                                 34,503
       Chi, Youngcho                                                 9,305
       Childs, Richard A                                            43,131
       Ching, Yew Chye                                              65,390
       Cho, Bum-Coo                                                 11,000
       Chong, Chuan Neo                                              8,901
       Chow, Tong Ful                                                8,369
       Christou, Alex                                               40,192
       Clarke, Andrew                                                1,103
       Climie, Ken G                                                49,569
       Clinton, David R                                             85,235
       Coffey, John L                                                3,505
       Coleman, Mark T                                                 793
       Collins, Michael J                                            2,274
       Collinson, Shawn                                             55,598
       Colomina, Ramon                                              10,286
       Conforti, Daniel F                                            7,798
       Contri, Giovanni                                              2,000
       Convey, Steven G                                              1,103
       Cook, J Scott                                                25,944
       Copley, Alison J                                             70,651
       Cora, Marcelo G                                               9,747
       Corallo, Silvano                                                606
       Corcoran, Marian                                              7,798
       Correia, Teutly                                              12,150
       Cowan, Christopher M                                         66,437
       Crothers, William                                           164,962
       Crowley, James D                                             50,869
       Crump, Christopher L                                            376



                                                                         Annex C

       Curtis, Andrew R                                             10,000
       Cusano, John Michael                                          3,670
       Dahle, David R                                                  793
       Dalton, Pierre L                                             11,708
       Daly, Ger M                                                   3,899
       Darland, Daniel W                                               784
       Darman, Ghazali                                               4,000
       Davenport, Thomas H                                           8,000
       David, Michael R                                              6,924
       Davidson, Fritha A                                           44,265
       Davis, Joseph E                                               3,168
       De Blauwe, Eric                                               2,924
       de Boer, Hans                                                 7,028
       de Villiers, Frikkie                                          7,798
       De Winter, Gert M                                            18,431
       de With, Pieter W                                            17,000
       Deblaere, Johan G                                            57,485
       Degener, Heinrich                                             2,000
       del Rosario, Jaime G                                         31,900
       Dempsey, Stephen J                                           44,768
       Desco Agullo, Jose Manuel                                     2,222
       Deutschman, Scott B                                           2,000
       Dicaprio, James R                                             3,411
       Dickey, Emerson G                                            20,000
       Diemer, Otto                                                 35,534
       Dieperink, Guido H                                            7,798
       Diez, Francisco Javier                                        2,222
       Dioguardi, Sara J                                             2,339
       Donohue, James C                                                788
       Doocey, Tony                                                 31,094
       Dooley, Kevin J                                               2,787
       Doppelt, Neil                                                 1,700
       Drucker, Reid S                                                 750
       Duffy, Michael G                                             10,625
       Duncan, Peter T                                              10,264
       Durdan, David Boyd                                              500
       Dvorocsik, Andrew James                                      10,924
       Dyer, Barry C                                                 2,690
       Eaton, Philip Anthony                                         8,500
       Edwards, Matthew J                                           48,812
       Edwards, Nicholas Huw                                        52,978
       Edwards, W Mark                                              10,000
       Ehrhart, James M                                             10,281
       Eichmann, Don A                                                 724
       Ellingsen, John Erik                                          4,737
       Engoian, Michael H                                            1,690
       Esposito, Ennio                                                 606
       Ethelston, Mike                                               7,083
       Euwe, Mark J                                                  6,499
       Evans, Nick Peter                                             5,000
       Everson, Phillip G                                            2,089
       Falcao, Jaime                                                40,599
       Faltz, Jean                                                  48,603
       Fanguy, John S                                                2,565
       Fernandez Perdiz, Jose Francisco                              9,401
       Ferriani, Guido                                               2,144
       Ferro, Vincenzo                                                 606
       Figueirido, Daniel V                                          6,173
       Findlay, Charles Boyd                                        47,019
       Fink, Gary S                                                    793
       Fledel, Eberhard M                                           38,413
       Floether, Karl-Heinz                                         92,635
       Fockens, Paul A J                                           225,000
       Foong, Michael S                                              6,369
       Ford, Gill                                                    7,961
       Foster, Mark                                                 30,000
       Framil, Leonardo J                                            3,249
       Fujii, Mikio                                                 59,721
       Furphy, D Wayne                                              60,263
       Galamba de Oliveira, Jose                                    50,154
       Galue Amblar, Adolfo J                                       10,612
       Gan Nyap Liou, Larry                                         87,646
       Gargas, Randall Edward                                          724
       Gattermeyer, Wolfgang                                        53,096
       Gazanego, Mario                                              50,000
       Gerlach, Juergen                                             77,224
       Gibbs, Robert C                                              20,000
       Gielen, Roeland                                               3,249
       Gierlach, Dirk                                                6,763
       Gillerot, Olivier Jean                                        3,000
       Gith, Thomas                                                 36,453
       Godinho, Manuel M                                             6,000
       Goerner, Michael                                             43,717
       Goh, Aik Meng                                                 7,642
       Gois, Eduardo A                                              12,789
       Golding, David                                                8,500
       Goldson, David S                                                750
       Goncalves, Roger                                              6,550
       Goodman, John B                                               2,763
       Goodson, Michael D                                              761
       Gordon, Noel A                                               58,234
       Gosling, Paul                                                 7,642
       Gowdy, Johnny Edward                                          9,061
       Gracy, Mary Beth                                              1,736
       Grimsley, James C                                             1,875
       Grohs, Siegfried                                             41,071
       Gunapriya, Bhra Eka                                          28,576
       Guthridge, Gregory S                                            776
       Haarmann, Guido                                               9,747
       Hagstrom, Jon E                                                 736
       Hahn, Scott M                                                 1,788
       Hall, James D E                                              92,235
       Hamilton, Donald G                                            2,673
       Handley, John E                                               2,000
       Hanley, Kevin Matthew                                         8,690
       Hanley, Thomas A                                              8,351
       Hanna, Arthur                                                12,041
       Hansson, Mikael                                               1,397
       Haridy, Gasser                                               13,160
       Harrell, Audrey R                                             3,000
       Harris, Alan T                                               30,937
       Hatton, Trevor M                                             47,019
       Haupt, Stephan                                                1,890
       Haviland, Keith Frank                                        25,000
       Hawkins, John Stewart                                        50,000
       Hay, Andrew M                                                52,978
       Healey, Alan J                                               45,846
       Healy, Donagh                                                 4,000
       Heck, Bernhard A                                              6,499
       Heckenberger, Ulrich                                          1,574
       Heemskerk, Peter O                                            6,499
       Hegner, Norbert                                              31,000
       Heinemann, Jorg G                                             1,642
       Heiser, Craig H                                                 794
       Henderson, Iain                                               9,916
       Hendrickson, James C                                            100
       Hernandez, Julio J                                            2,690
       Hersch, Dale R                                                2,563
       Hertz, Ellen J                                                2,758
       Hess, Thomas H                                                2,436
       Hessler, Michael T                                               76
       Hetherington, Robert W                                       19,597
       Hickey, Andrew T                                              8,500
       Hillen, Marc J                                               39,569
       Hioki, Katsushi                                              86,154
       Hodak, Greg J                                                 3,350
       Hodo, Chikatomo                                              60,537
       Hoe, Kah Soon                                                39,800
       Hoerrmann, Gerold                                            44,000
       Holmes, Peter                                                54,892
       Holmes-Woodhead, Sara                                        11,334
       Holsman, Richard H                                            1,376
       Hopkins, Ray                                                  1,763
       Horgan, Maureen S                                             2,000
       Horiguchi, Nobuhisa                                          40,000
       Horton, Bruce John                                            8,500
       Hosking, Andrew J                                               736
       Hourigan, Timothy J                                           2,134
       Housen, Patrick R                                               750
       Howard, Malcolm                                              50,097
       Hrusovsky II, John J                                          4,070
       Huber, Friedrich                                             17,328
       Huff, F. Courtenay                                            1,500
       Hughes, Mark Andrew                                           7,249
       Hunter, Andrew                                               17,028
       Hurley, Shelley L                                               827



                                                                         Annex C

       Igarashi, Shinji                                              8,123
       Iidoi, Motoki                                                42,521
       Isaji, Mitsuo                                                 7,798
       Iso, Yutaka                                                  43,136
       Jackson, Mark D                                               2,134
       Jacob, Erik                                                   2,924
       Jain, Sanjay                                                 19,652
       Jannelli, Giuseppe                                            4,121
       Jelf, Owen                                                    9,916
       Jeltsch, Michael                                              6,499
       Jenkins, Simon C                                              7,000
       Johnson, Gregory                                              9,208
       Johnson, Omobola Olubusola                                    6,893
       Johnson, Steven J                                            10,000
       Johnston, Valerie L                                             724
       Jones, Kevin R                                                2,546
       Jones, Philip Edward                                         39,247
       Jones, Tim J                                                  9,209
       Jung, Robert                                                  7,033
       Junkermann, Jens B                                            6,499
       Jupp, Vivienne                                               65,560
       Jurado, Pedro                                                 1,425
       Kaddoura, Maher Hikmat                                       52,312
       Kaerner, Henning                                              6,499
       Kalms, Brian Geoffrey                                         9,917
       Kane, Tom C                                                   3,866
       Kaplow, Brian Andrew                                            750
       Karasawa, Ikuo                                               68,500
       Karlsson, Ingemar                                               845
       Kasamis, Douglas L                                              794
       Kasper, Martin                                               35,033
       Kaufman, Sergio G                                            10,850
       Kazaoka, Masahito                                             7,798
       Kelly, Stephen P                                             44,769
       Kelly, William F                                                768
       Kent, Nicholas R                                             48,249
       Kern, Michael D                                                 724
       Ketelaar, Rolf                                                8,327
       Kett, Ingo                                                   17,000
       Kettner, Norbert                                              6,499
       Khanna, Sudhindar K                                          80,926
       Kiehm, Peter                                                 45,960
       Kim, Hee Jip                                                 25,748
       Kinder, Christopher W                                        68,664
       Kinley, Guy H                                                10,872
       Kinney, John P                                               48,812
       Kirchhof, Ina                                                10,982
       Kissels, Peter-Paul M J                                      45,960
       Kjellevold, Geir T                                            2,436
       Koch, Benedikt J                                             40,099
       Kohler, Thomas                                               18,050
       Koivunen, Pasi                                                4,991
       Koizumi, Yutaka                                                 500
       Komuro, Shigeharu                                             5,000
       Konkola, Jussi                                                4,991
       Kraglund, Jakob Holmen                                        2,049
       Krause, Jeffrey A                                             2,807
       Krause, Michelle L                                              794
       Krueger, Daniel P                                             1,794
       Kubokawa, Kazushi                                             3,249
       Kumra, Nalin                                                  9,209
       Kuperman, Ernesto J                                          30,436
       Lajtha, Adrian J                                             85,783
       Lamont, Julie E                                              12,101
       Larson, Paul M                                                  758
       Lattimer, William Martin                                     45,000
       Lau, Alex Wai-Leung                                          63,552
       Laudano, Kevin M                                              2,000
       Lawhorn, Kenneth P                                            2,787
       Lazzari, Roberto                                              2,144
       Lee, Jae-Han                                                    326
       Lee, Jae-Hyung                                               20,000
       Lehane, Dymphna                                              45,253
       Leitch, Sandra L                                              9,551
       Leocadio, Antonio C                                          50,474
       Leoni, Pino                                                   1,786
       Leung, Patrick W                                             39,904
       Li, Angel                                                    17,711
       Lieder, Harald                                                7,798
       Lindsey, Robert K                                               827
       Linn, Norbert                                                39,569
       Little, Ben T                                                 2,089
       Lobbato, Joseph F                                            58,508
       Loftus, Paul D                                                2,416
       Lonbois, Eric F                                              50,834
       Lucchini, Anna Chiara                                        10,808
       Lui, Betty G                                                 27,241
       Lumb, Richard Andrew                                         65,985
       Luukkonen, Sami Juhani                                        4,000
       Luyten, Dirk                                                 20,414
       Mabe, Julian A                                                  763
       Macedo, Bernardo Costa                                       17,679
       Magimay, Alwin Kumar                                          2,089
       Mago, Josef                                                   7,033
       Mah, Yong Sun                                                48,190
       Malecki, Denise D                                             2,804
       Malle, Klaus                                                  6,499
       Malmberg, Juho Eruui Magnus                                  30,000
       Mann, David                                                   7,792
       Marcellus, Adrian                                             1,572
       Mardjan, Nitti L                                              7,798
       Marin, Eric E                                                 2,000
       Mascarenhas, Raul Jose Fonseca                               53,096
       Mataconis, Thomas R                                           2,000
       Matchette, John B                                             2,807
       Matella, Michael A                                            2,000
       Mattos, Marcio Carvalho de                                   48,766
       May, Brian R                                                    752
       Mayne, Jon                                                   12,750
       McGill, Don                                                  45,253
       McGinn, Michael A                                            51,476
       McGowan, Jeff R                                                 827
       McLaughlin, Meg T                                               763
       McNamara, Malcolm A                                           2,436
       Medforth, Timothy                                            52,027
       Mendoza, Andrew                                               8,500
       Mennesson, Thierry                                            3,500
       Merrihue, Jeffrey                                             5,761
       Mesoy, Tor                                                    1,103
       Middleton, Andrew J                                          66,437
       Miller, James N                                                 892
       Miller, Myke L                                                1,000
       Mills, Stephen Anthony                                        9,209
       Milner-Brown, Ian David                                      86,560
       Miret, Raimon                                                 2,222
       Miskuf, Lubos                                                 8,448
       Mitani, Koji                                                 19,828
       Mitchell, Clarence                                            2,821
       Mitchell, James D                                               724
       Mitchell, James E                                               761
       Mitsui, Seiichi                                              60,537
       Mollenkamp, Steve                                             6,499
       Mooney, Noel C                                                1,600
       Moore, Terry L                                                2,241
       Morchio, Marco                                                1,786
       Mori, Masakatsu                                              86,000
       Mowat, David John                                            80,000
       Muir, David G                                                 3,972
       Muncheberg, Hans-Joachim                                      8,448
       Muraoka, Nobuhiko                                             3,249
       Murashima, Katsuya                                           10,901
       Murayama, Tohru                                              70,170
       Murfet, Tim                                                  43,709
       Murnen, Stephen R                                             1,000
       Murphy, James E                                              52,241
       Murray, Alistair                                              9,917
       Musmeci, Fabrizio                                             2,606
       Nair, Ramesh B                                                3,184
       Naish, Andy                                                  10,000
       Nargolwalla, Tanya                                            6,499
       Nashawaty, Keith C                                            3,169
       Neitzel, Werner                                               1,950
       Newall, Mark R                                                9,378
       Nichols, W Anthony                                              827
       Nieto, Claudia                                               18,431
       Nimmo-Guenther, Kelly                                         2,604



                                                                         Annex C

       Nishimura, Hiroyuki                                          49,174
       Nishimura, Yuji                                              17,000
       Nolan, Thomas F                                                 794
       Nolte, Michael                                                1,574
       North, Paul                                                  10,000
       Northcutt, Robert Lewis                                         725
       Notley, Ian Matthew                                           4,000
       Nuez Campos, Francisco Jose                                   1,851
       Nukui, Seiichiro                                             22,085
       Nunes, Luis Rafael Leite                                      1,516
       Oates, Jeremy                                                45,253
       O'Brien, John M                                               2,716
       O'Byrne, James F                                             62,426
       Oesterman, Per Uno                                              500
       Olmstead, Dean W                                                827
       Orr, Stuart A H                                               8,500
       Ososami, Bode Adesoga                                         5,710
       Ozdemir, Cenk O                                               2,339
       Padmore, Elizabeth J                                          3,000
       Page, Stephen Dowland                                        39,734
       Pahlman, Andrew R                                             6,200
       Pallasaho, Jarkko                                             1,369
       Paniagua, Purificacion                                       13,555
       Parsell, Craig W                                             18,431
       Patel, Piyush M                                               3,089
       Paul, Gareth D                                               56,024
       Paul, Sam A                                                     827
       Pearce, David Malcolm                                         8,448
       Pearson, Mark H                                              40,192
       Pepping, David W                                                794
       Persian, Kathleen B                                          10,680
       Peterson, Zoe A                                               1,690
       Petty, Darrell L                                                827
       Pfaffhausen, Henning                                         36,874
       Pfeifer, Andreas Michael                                     17,862
       Phanord, Edwin M                                              2,209
       Phillips, Mark D                                             10,086
       Pili, Audie T                                                21,824
       Pineau, Thierry                                               7,790
       Pinheiro, Guilherme J                                         4,873
       Pitstick, Gregory J                                             788
       Pitt, Robert Charles                                        117,585
       Poisson, John P                                               2,924
       Poitou, Jean-Laurent                                            992
       Poretta, Achille                                                606
       Porter, James                                                 5,000
       Pounds, Blake A                                                 827
       Preiss, Friedrich J                                          39,007
       Prieto, Juan Carlos                                         200,000
       Prince, Barry                                                45,711
       Purks, Robert                                                 2,510
       Quilligan, Aidan                                              9,916
       Raffeiner, Thomas                                            12,819
       Raghavan, Sadeesh                                            46,901
       Railey, Cheryl C                                              2,750
       Ramos, Antonio Carlos M                                      10,200
       Ramsay, Jack                                                 17,862
       Ranaldi, Giancarlo                                              606
       Rasmussen, Eric Carl                                          2,924
       Rataj, Tobias                                                 3,249
       Ray, John R                                                   3,654
       Rea, Craig                                                   12,000
       Recker, Bernd                                                17,862
       Rehm, Michael                                                17,328
       Reid, Philippa                                               63,138
       Rene, Rick H                                                    827
       Rennie, Gavin Henry                                          44,769
       Revare, Scott S                                                 772
       Rheinberger, Bernhard                                           534
       Richards, David T                                             1,800
       Richman, Seth W D                                               488
       Rider, Gill A                                                60,000
       Riemensperger, Frank                                         47,215
       Rindal, Cato W                                                3,899
       Ringo, Timothy A                                              2,089
       Ritchie, Robert Mackellar                                     7,798
       Rivero, Alfonso                                                 628
       Robbins, Rick                                                   804
       Roberts, David T                                              2,286
       Roberts, Gregory C                                            2,436
       Robertson, Mark Roger                                         1,061
       Rodri, Buffie D                                               5,569
       Rosenmertz, Ira M                                             2,875
       Rossi, Alessandro                                             1,786
       Rossi, David A                                                  794
       Rouls, David M                                                1,000
       Rowlands, Mark Graham                                         9,209
       Runau, Ralf                                                   9,500
       Runyon, C Holly                                               2,000
       Russell, Jeffrey S                                            4,548
       Russell, Michael J                                              827
       Rust, Carlos E                                                6,499
       Rutherford, Kate                                             41,033
       Ryan, Mark J                                                 53,096
       Ryan, Shane B                                                52,707
       Sa Couto, Luis Jose                                          77,854
       Sabatakakis, Kyriacos                                         5,510
       Saka, Yasushi                                                18,020
       Sample, Katherine J                                           9,916
       Sandbaek, Liv Guri                                           11,503
       Sanprasert, Arak                                              7,303
       Santos, Joao C                                                3,249
       Santos, Paulo                                                36,874
       Sanz Jimenez, Maria Jose                                      1,851
       Sato, Tsuyoshi                                                2,000
       Schaffir, Kurt H                                              2,500
       Schmidt, Elisabeth S                                          6,097
       Schneider, Ingrid                                             6,678
       Schneider, Stefan                                            35,033
       Scholtissek, Stephan                                         39,569
       Schotte, Jan L                                                7,798
       Schrimsher, Denise M                                          2,808
       Schroeder, Rikard                                             1,397
       Schuler, Andreas Hermann                                      3,574
       Schulz, Michael X                                             6,499
       Schulz, Rolf                                                 62,568
       Schuster, Pablo D                                             9,097
       Scott, Charlene A                                             8,499
       Seah, Chin Siong                                              6,499
       Sekido, Ryoji                                                17,328
       Sell, Stephen M                                               2,170
       Sellers, Douglas W                                              827
       Seppala, Ari T                                               30,796
       Sepple, John S                                                  776
       Shah, Ameet A                                                45,711
       Shatto, David P                                               1,800
       Sheehan, Conrad M                                            10,807
       Shine, Sean                                                  47,731
       Shold, Dean K                                                 2,000
       Sickles, Todd A                                               2,700
       Sidarto, Julianto                                             3,727
       Silbert, Kenneth S                                            2,000
       Silva, Afonso                                                 7,798
       Simmonds, Andrew J                                           56,769
       Simons, Catherine M                                             761
       Simpson, David Charles                                       74,758
       Skan, Julian                                                 13,472
       Skirrow, Fraser                                              40,625
       Sklarin, Richard L                                              724
       Slattery, Ian Daniel                                          8,448
       Smertnig, Roland                                              6,499
       Smit, Jan-Coen                                               11,576
       Smith, Iain S                                                45,711
       Smith, Nigel                                                 19,597
       Smith, T Baker                                                2,736
       Softy, Scott W                                                2,249
       Solomon, Jon David                                            3,168
       Solomon, Lawrence F                                             793
       Soobiah, Sham                                                 7,798
       Sovereign, Christine T                                        9,246
       Sparks, M Scott                                               2,561
       Spence, Allan Paul                                           48,000
       Spencer, Michael J                                           43,709
       Squire, David                                                44,254
       St. James, Patrick J                                          1,000
       Stares, John                                                 70,896
       Starrs, Andrew                                               40,000
       Stefanchik, John M                                            3,382
       Stern, Joel A                                                   794
       Sternberg, Marcelo Daniel                                    64,119



                                                                         Annex C

       Stocker, Jeffrey A                                              794
       Strauss, Willem                                              55,193
       Sullivan, Andrew J                                            3,362
       Sundean, John A                                                 772
       Surroca Martin, Alfredo Pablo                                 1,851
       Sussebach, Karl                                              17,862
       Suzuki, Toshimasa                                            20,000
       Swallow, Philip Walter                                       56,977
       Swanback, Michelle R                                          2,286
       Swartz, Stephen J                                             1,750
       Takeda, Tomokazu                                              3,249
       Takuma, Nobuyoshi                                             9,551
       Tan, Charles                                                 18,982
       Taniguchi, Kazushi                                           39,569
       Tarres, Esther                                                1,851
       Tavares, Joao Antonio                                        18,431
       Taylor, Richard John                                         57,273
       Terada, Yoshimasa                                             7,798
       Teschner, Rainer W                                           50,000
       Thean, Nam Yew                                                3,249
       Thomas, Gerhard P                                            41,178
       Thomas, J Dil                                                66,301
       Thomlinson, David Charles                                    66,000
       Thompson, Bryce B                                            12,224
       Thomson, Steve J                                              3,134
       Thorson, Gregory A                                              794
       Tideman, Douwe Derk                                           9,500
       Titzrath, Barbara H                                           9,631
       Todte, Henning                                                6,410
       Tominaga, Takashi                                            18,431
       Toomey, Philip M                                            188,153
       Toyoda, Makoto                                               35,534
       Trafton, William L                                            3,654
       Tresarrieu, Hubert                                            1,000
       Troncatti, Pierluigi                                          1,000
       Trowhill, James K                                             2,000
       True, Mike Steven                                            40,625
       Ulvund, Olav Storli                                           3,899
       Unno, Keiichi                                                60,254
       Urson, Arnold R                                              50,153
       Usami, Ushio                                                 44,782
       Usman, Sajid                                                    768
       Van der Biest, Luc                                           37,781
       Van der Ouderaa, Edwin                                       18,431
       VanWie, Jeffrey G                                               750
       Varley, Stephen A                                             7,792
       Velders, Hendrik J                                           15,000
       Venohr, Bernd                                                44,825
       Vernocchi, Marco                                              1,786
       Veron, Eric R                                                   992
       Vicente, Paulo Vilares                                        7,798
       Vickers, Gary                                                17,328
       Vickery, John                                                 2,134
       Vogel, Gil J                                                  2,241
       Volkmann, Curt                                                2,000
       Von Donop, Toennies-Hilmar                                   37,113
       von Lewinski, Hans Georg                                        500
       Vranken, Jos I                                                9,097
       Vrouenraets, Marc A J M I                                    39,007
       Vulej, Sergio F                                              51,476
       Wahlstrom, Cathinka E                                         2,499
       Walker, R Brian                                                 761
       Walters, Gordon                                              14,142
       Warasila, Peter D                                               763
       Ward, Carl                                                    3,500
       Ward, Christopher L                                           1,264
       Ward, Michael L                                             100,000
       Ward, Nicholas J                                                763
       Warner, Richard Anthony                                       4,000
       Watmore, Ian Charles                                         83,389
       Watson, Doug F                                                3,350
       Wehrkamp, Olaf                                                8,499
       Weigert, Peter                                               55,462
       Weinstein, David R                                            2,000
       Weir, Sean                                                      709
       Were, Hugo Giles                                             30,000
       Werthschulte, Stephan                                         9,574
       West, Andrew Douglass                                         3,000
       Westlake, Adrian                                             13,376
       Whitehouse, Clive Henry Hague                                 2,925
       Whitehouse, Simon John                                       59,520
       Wick, Gregor                                                  9,747
       Wick, Steve D                                                 4,207
       Wiertulla, Friederike A                                      12,000
       Wildblood, Angus Garvin                                       8,500
       Wildeboer, Harry                                              1,559
       Wildman, Richard John                                        54,905
       Wilson, Paul R                                                8,500
       Wilson, Todd S                                                  761
       Wise, Theresa                                                 2,089
       Wisser, Andreas                                                 789
       Wollan, Robert E                                                758
       Worley, Andrew W                                              2,339
       Wozniak, Mark A                                               2,249
       Wu, Garret R                                                  2,087
       Wylie, Steve                                                  3,000
       Yen, Peter H                                                  9,435
       Yoshida, Masahiro                                            39,569
       Younger, Mark P                                              35,000
       Zainal Abidin, Noor Azlin                                     6,369
       Zaninetti, Luis F                                             1,899
       Zapater, Ignacio                                              2,222
       Zealley, John Kenelm                                         48,747
       Zwaaneveld, Marc                                              3,000
       Zwane, Debbie Masithole                                       7,798





During the past 60 days, Class A Common Shares held by the following Voting Persons were withheld by Accenture in connection with the delivery of Class A Common Shares under existing equity awards in order to pay taxes due upon the delivery of such awards.


                                        Date of        Number of     Withholding
              Name (Last, First)       Withholding       Shares        Price

            Farrell        Michael     4/7/2004           837        $25.145
            Bradley        Cathy       5/3/2004           602        $23.815
            Gillette       Ronald      5/3/2004           621        $23.815
            Heideman       Michael     5/3/2004           621        $23.815
            Lee            Jin         5/3/2004           663        $23.815
            O'Brien        Patricia    5/3/2004           564        $23.815
            Scheier        Robert      5/3/2004           640        $23.815
            Simmerman      Stephen     5/3/2004           565        $23.815